Exhibit 10.19.10

THE DOE RUN RESOURCES CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 30, 2004

THE RENCO GROUP, INC., Agent and Lender

TABLE OF CONTENTS

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

2.	CREDITS.

	2.1.	Term Credit.
	2.2.	Discretionary Credits.
	2.3.	Application of Proceeds.

3.	INTEREST; DISCOUNT; FEES.

	3.1.	Interest.
	3.2.	[Intentionally Deleted]
	3.3.	Fees
	3.4.	Changes in Circumstances; Yield Protection.
	3.5.	Computations of Interest and Fees
	3.6.	Maximum Lawful Interest Rate

4.	PAYMENT.

	4.1.	Payment at Maturity
	4.2.	Contingent Required Prepayments.
	4.3.	Voluntary Prepayments
	4.4.	Reborrowing; Application of Payments, etc.

5.	[INTENTIONALLY DELETED]

6.	GENERAL COVENANTS

	6.1.	Taxes and Other Charges; Accounts Payable.
	6.2.	Conduct of Business, etc.
	6.3.	Insurance.
	6.4.	Financial Statements and Reports
	6.5.	Certain Financial Tests.
	6.6.	Indebtedness
	6.7.	Liens
	6.8.	Investments and Acquisitions
	6.9.	Distributions
	6.10.	Asset Dispositions and Mergers
	6.11.	Issuance of Equity by Subsidiaries; Subsidiary Distributions.
	6.12.	Voluntary Prepayments of Other Indebtedness
	6.13.	Derivative Contracts
	6.14.	Negative Pledge Clauses
	6.15.	ERISA, etc

i

	6.16.	Transactions with Affiliates
	6.17.	Environmental Laws.
	6.18.	Management Fees
	6.19.	[Intentionally Deleted]
	6.20.	Future Subsidiaries; Further Assurances
	6.21.	[Intentionally Deleted]

7.	REPRESENTATIONS AND WARRANTIES OF COMPANY

	7.1.	Organization and Business.
	7.2.	Financial Statements and Other Information; Material Agreements.
	7.3.	Agreements Relating to Financing Debt, Investments, etc
	7.4.	Changes in Condition
	7.5.	Title to Assets
	7.6.	Operations in Conformity with Law, etc
	7.7.	Litigation
	7.8.	Authorization and Enforceability
	7.9.	No Legal Obstacle to Agreements
	7.10.	Defaults
	7.11.	Licenses, etc
	7.12.	Taxes
	7.13.	Certain Business Representations.
	7.14.	Pension Plans
	7.15.	Environmental Regulations.
	7.16.	Indentures
	7.17.	Government Regulation; Margin Stock.
	7.18.	Solvency
	7.19.	[Intentionally Deleted]
	7.20.	Disclosure

8.	DEFAULTS.

	8.1.	Events of Default
	8.2.	Certain Actions Following an Event of Default
	8.3.	Annulment of Defaults
	8.4.	Waivers

9.	EXPENSES; INDEMNITY.

	9.1.	Expenses
	9.2.	General Indemnity

10.	AGENT.

	10.1.	Percentage Interests
	10.2.	Agent’s Authority to Act, etc
	10.3.	Company to Pay Agent, etc
	10.4.	Lender Operations for Advances, etc.

	10.5.	Sharing of Payments, etc
	10.6.	Agent’s Resignation
	10.7.	Concerning the Agent.
	10.8.	Rights as a Lender
	10.9.	Independent Credit Decision
	10.10.	Indemnification
	10.11.	Assumption of Agent’s Rights

11.	SUCCESSORS AND ASSIGNS; LENDER ASSIGNMENTS AND PARTICIPATIONS.

	11.1.	Successors and Assigns
	11.2.	Assignments by Lenders.
	11.3.	Credit Participants
	11.4.	Special Purpose Funding Vehicles
	11.5.	Replacement of Affected Lender
	11.6.	Replacement of Departing Lenders

12.	CONFIDENTIALITY

13.	NOTICES

14.	AMENDMENTS, CONSENTS, WAIVERS, ETC.

	14.1.	Lender Consents for Amendments
	14.2.	Course of Dealing; No Implied Waivers

15.	GENERAL PROVISIONS.

	15.1.	Defeasance
	15.2.	No Strict Construction
	15.3.	Certain Acknowledgments
	15.4.	Venue; Service of Process; Certain Waivers
	15.5.	WAIVER OF JURY TRIAL
	15.6.	Interpretation; Governing Law; etc
	15.7.	Specified Waivers.
	15.8.	Effect of Amendment and Restatement

EXHIBITS

Exhibit 2.1.2		Note
Exhibit 6.4	-	Compliance Certificate
Exhibit 7.1	-	Company and its Subsidiaries
Exhibit 7.1.5	-	Capitalization
Exhibit 7.2.1	-	Contingent Liabilities
Exhibit 7.2.2	-	Material Agreements
Exhibit 7.3	-	Financing Debt and Investments
Exhibit 7.4	-	Material Adverse Changes
Exhibit 7.6	-	Operations in Conformity with Law
Exhibit 7.7	-	Litigation
Exhibit 7.11	-	Licenses
Exhibit 7.12	-	Tax Audits, Administrative and Judicial Proceedings
Exhibit 7.13.1	-	Labor Relations
Exhibit 7.13.2	-	Distributors, Customers and Suppliers
Exhibit 7.13.5	-	Extraordinary Obligations
Exhibit 7.13.6	-	Future Expenditures
Exhibit 7.14	-	Multi-employer and Defined Benefit Plans
Exhibit 7.15.1	-	Environmental Compliance
Exhibit 7.15.2	-	Environmental Litigation
Exhibit 7.15.3	-	Hazardous Materials
Exhibit 7.15.4	-	Environmental Condition of Properties
Exhibit 10.1	-	Percentage Interests
Exhibit 11.2.1	-	Assignment and Acceptance

THE DOE RUN RESOURCES CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of April 30, 2004 is among The Doe Run Resources Corporation, a New York corporation, the Lenders (as defined below) from time to time party hereto and The Renco Group, Inc., a New York Corporation, in its capacity as Agent (as defined below) for the Lenders.

W I T N E S S E T H:

WHEREAS, on October 29, 2002, the Company entered into that certain Credit Agreement (as amended prior to the date hereof, the “Existing Credit Agreement”), by and among the Company, Regiment Capital II, L.P. and Lathi, LLC (collectively, the “Prior Lenders”), as lenders thereunder and Regiment Capital Advisors, L.L.C. (“Regiment”), as agent for the Prior Lenders, pursuant to which the Prior Lenders made, upon certain terms and conditions, loans and advances and provided other financial accommodations to the Company secured by certain assets and properties of the Company and the Obligors;

WHEREAS, pursuant to that certain Assignment and Acceptance, dated as of March 21, 2003, by and among the Company, the Prior Lenders, as assignors, Renco, as assignee and Regiment, as agent for the Prior Lenders, Renco has been assigned all rights of Regiment under the Credit Documents, as agent thereunder and all rights of the Prior Lenders as lenders thereunder including, without limitation, the right to receive all payments of principal, interest and fees due under the Existing Credit Agreement and the right to all collateral pledged as security under the Credit Documents; and

WHEREAS, the Company and Renco desire to enter into this Agreement to amend and restate the provisions of the Existing Credit Agreement;

NOW, THEREFORE, in consideration of the mutual benefits accruing to the Company and Renco hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree that the Existing Credit Agreement is hereby amended and restated to read as follows:

1.                                       Definitions; Certain Rules of Construction.  Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Section 1.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word “including” shall be construed as “including without limitation”, (e) accounting terms not otherwise defined herein have the meaning provided under GAAP, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect,

(g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Credit Documents, (h) references to “$” means United States Funds and (i) references to “the date hereof” mean the date first set forth above.

“Accumulated Benefit Obligations” means the actuarial present value of the accumulated benefit obligations under any Plan, calculated in a manner consistent with Statement No. 87 of the United States Financial Accounting Standards Board.

“Actual Pro Forma Tax Liability” means, with respect to any fiscal year of the Company, the pro forma federal and state income tax liability of the Company for such fiscal year based on Taxable Net Income for such fiscal year and all relevant tax attributes; provided, however, that for purposes of calculating Actual Pro Forma Tax Liability, (a) each of the Company and its Subsidiaries shall be deemed to have become a C corporation under the Code on the day after the Closing Date, (b) the Company shall be deemed to be subject to the taxes imposed on C corporations by Subtitle A of the Code and similar provisions of state law and (c) neither the Company nor any of its Subsidiaries shall take into account (i) any income attributable to any cancellation of Indebtedness occurring as a result of any transaction on or prior to the Closing Date or (ii) any ancillary effect of any such cancellation of Indebtedness on the basis of the assets of the Company or any of its Subsidiaries.

“Affected Lender” is defined in Section 11.5.

“Affiliate” means, with respect to the Company (or any other specified Person), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or such specified Person), and shall include (a) any officer, director, general partner or managing member of the Company (or such specified Person), (b) any Person of which the Company (or such specified Person) or any Affiliate (as defined in clause (a) above) of the Company (or such specified Person) shall, directly or indirectly, beneficially own either (i) at least 10% of the outstanding equity securities having the general power to vote or (ii) at least 10% of all equity interests, (c) any Person which shall, directly or indirectly, beneficially own either (i) at least 10% of the outstanding equity securities of the Company (or such specified Person) having the general power to vote or (ii) at least 10% of all equity interests of the Company (or such specified Person) and (d) any Person directly or indirectly possessing the power to control the Company (or such specified Person) through a management agreement, voting agreement or other contract.

“Agent” means Renco in its capacity as agent for the Lenders hereunder, as well as its successors and assigns in such capacity pursuant to Section 10.6.

“Agreement” means this Amended and Restated Credit Agreement as from time to time amended, modified and in effect.

“Annualized Taxable Net Income” means:

(a)                                  with respect to any Tax Payment Date occurring on February 15 or April 15, Taxable Net Income for the fiscal quarter of the Company ended on the most recent January 31, as computed on an annualized basis in accordance with the provisions of section 6655 of the Code and the related regulations;

(b)                                 with respect to any Tax Payment Date occurring on July 15, Taxable Net Income for the period of two consecutive fiscal quarters of the Company ended on the most recent April 30, as computed on an annualized basis in accordance with the provisions of section 6655 of the Code and the related regulations; and

(c)                                  with respect to any Tax Payment Date occurring on October 15, Taxable Net Income for the period of three consecutive fiscal quarters of the Company ended on the most recent July 31, as computed on an annualized basis in accordance with the provisions of section 6655 of the Code and the related regulations.

“Applicable Rate” means:

(a)                                  on any date on which no Event of Default exists, 11¼%; and

(b)                                 on any date on which any Event of Default exists, 13¼%.

“Approving Lenders” means, with respect to any Discretionary Credit, the Required Lenders approving the Discretionary Credit Request for such Discretionary Credit.

“Asset Transfer Agreement” means the Asset Transfer Agreement dated as of October 29, 2002, as amended and in effect from time to time, between the Company and Doe Run Buick.

“Asset Transfer Documents” means:

(a)                                  the Asset Transfer Agreement;

(b)                                 the Bill of Sale to be executed and delivered by each of the Company and Doe Run Buick after the Closing Date as required by the Asset Transfer Agreement;

(c)                                  the Intellectual Property License to be executed and delivered by each of the Company and Doe Run Buick after the Closing Date as required by the Asset Transfer Agreement;

(d)                                 the Assignment of Contracts to be executed and delivered by each of the Company and Doe Run Buick after the Closing Date as required by the Asset Transfer Agreement;

(e)                                  the Quitclaim Deed to be executed and delivered by each of the Company and Doe Run Buick after the Closing Date as required by the Asset Transfer Agreement; and

(f)                                    the Facilities Operating Agreement to be executed and delivered by each of the Company and Doe Run Buick after the Closing Date as required by the Asset Transfer Agreement.

“Assignee” is defined in Section 11.2.1.

“Assignment and Acceptance” is defined in Section 11.2.1.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Default” means an Event of Default referred to in Section 8.1.12.

“BCP” means Banco de Crédito de Peru.

“BCP Credit Agreement” means the Contrato de Linea de Crédito en Moneda Extranjera dated as of September 17, 2002 and effective as of September 25, 2002, as amended and in effect from time to time, among the lenders party thereto, BCP, as agent for such lenders, and Doe Run Peru.

“Board of Directors” means each of (a) the board of directors of the Company, (b) each committee of the board of directors of the Company, (c) the board of directors of each Subsidiary of the Company and (d) each committee of the board of directors of each Subsidiary of the Company.

“Bondholder Intercreditor Agreement” means the Intercreditor Agreement dated as of March 21, 2003, as amended and in effect from time to time, among Congress, as agent under the Congress/CIT Loan and Security Agreement, the Agent and the Collateral Agent.

“Buick Assets” means all the assets of the Company and its Subsidiaries that pertain to the Buick division of the Company, except for the Excluded Assets (as defined in the Asset Transfer Agreement).

“Business Day” means any day other than Saturday, Sunday or a day on which banks in New York, New York are authorized or required by law or other governmental action to close.

“By-laws” means all written by-laws, rules, regulations and other documents relating to the management, governance or internal regulation of any Person other than an individual, all as from time to time in effect.

“Capital Expenditure Formula Amount” means, with respect to any fiscal year of the Company, the greater of:

(a)                                  the total of (i) Consolidated Domestic EBITDA during the fiscal year of the Company most recently ended minus (ii) Consolidated Domestic Fixed Charges (other than Distributions made by the Company pursuant to Section 6.9.6) during the fiscal year of the Company most recently ended; and

(b)                                 $5,000,000.

“Capital Expenditures” means, for any period, without duplication, all expenditures by the Company and its Subsidiaries for, or contracts for expenditures (other than contracts for such expenditures where payments for such expenditures are to be made in any subsequent period) for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto (excluding repairs and maintenance in the ordinary course of business), which have a useful life of more than one (1) year, including, but not limited to, (a) the direct or indirect acquisition of such assets by way of offset items or otherwise and Capitalized Lease Obligations incurred in respect of such fixed or capital assets during such period, and (b) the items described in clause (e) under the definition of “Investments”.

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

 “Capitalized Lease Obligations” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Cash Equivalents” means, at any time, (a) any evidence of indebtedness with a maturity of one (1) year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof, except in the case of any such evidence of indebtedness issued by the Student Loan Marketing Association, the Federal National Mortgage Association, a Federal Farm Credit Bank or a Federal Home Loan Bank so long as any such evidence of indebtedness issued by such federal governmental entities is rated at least A-1 by S&P or at least P-1 by Moody’s; (b) certificates of deposit or bankers’ acceptances with a maturity of one (1) year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (c) commercial paper (including variable rate demand notes) with maturity of one (1) year or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America, in each case maturing within one (1) year or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change of Control” means an Event of Default referred to in Section 8.1.6(a), 8.1.6(b) or 8.1.6(c).

“Charter” means the articles of organization, certificate of incorporation, statute, constitution, joint venture agreement, partnership agreement, trust indenture, limited liability company agreement or other charter document of any Person other than an individual, each as from time to time in effect.

“CIT” means The CIT Group/Business Credit, Inc., a New York corporation.

“Closing Date” means October 29, 2002.

“Code” means the federal Internal Revenue Code of 1986.

“Collateral Agent” means the Trustee, in its capacity as collateral agent under the Security Agreement (as defined in the New Indenture).

“Combined” or “combined” means, when used with reference to any term, such term as applied to the accounts of such of the Subsidiaries of the Company as may be specified, combined in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

“Commitment” means, with respect to any Lender (without duplication), such Lender’s obligations to extend the respective credits contemplated by Section 2 and its interests in such credits at any time outstanding.  The original Commitments are set forth in Exhibit 10.1 and the subsequent Commitments are recorded from time to time in the Register.

“Common Stock” means the Company’s Common Stock, $.01 par value per share.

“Company” means The Doe Run Resources Corporation, a New York corporation.

“Computation Covenants” means Sections 6.5, 6.6.2, 6.6.12, 6.6.13, 6.6.14, 6.6.17 through 6.6.21, 6.8.5, 6.8.9, 6.9.2, 6.9.4, 6.9.6, 6.10.1 and 6.10.4.

“Congress” means Congress Financial Corporation, a Delaware corporation.

“Congress/CIT Intercreditor Agreement” means the Intercreditor Agreement dated as of March 21, 2003, as amended and in effect from time to time, between Congress, as agent under the Congress/CIT Loan and Security Agreement, and the Agent.

“Congress/CIT Loan and Security Agreement” means the Amended and Restated Loan and Security Agreement dated as of October 29, 2002 among the Company, the Domestic Subsidiaries from time to time party thereto, the financial institutions from time to time party thereto as lenders, Congress, in its capacity as agent for such lenders, and CIT, in its capacity as co-agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Indebtedness thereunder).

“Consolidated” and “Consolidating” means, when used with reference to any term, such term as applied to the accounts of the Company (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined) or consolidating (or combining), as the case may be, in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

“Consolidated Domestic Current Assets” means, at any date, all amounts carried as current assets on the balance sheet of the Company and the Domestic Subsidiaries determined in accordance with GAAP on a Consolidated basis, excluding cash and Cash Equivalents; provided, however, that Consolidated Domestic Current Assets shall not include the effects of any adjustments required by Statement Nos. 15 and 133 (as modified by Statement No. 138) of the United States Financial Accounting Standards Board.

“Consolidated Domestic Current Liabilities” means, at any date, all amounts that are or should be carried as current liabilities on the balance sheet of the Company and the Domestic Subsidiaries determined in accordance with GAAP on a Consolidated basis, excluding (a) the current portion of long-term Financing Debt and Indebtedness consisting of revolving loans, each to the extent they are included in Consolidated Domestic Fixed Charges, and (b) during the Deferral Period (as defined in the Warrant Agreement), the Warrant Obligations; provided, however, that Consolidated Domestic Current Liabilities shall not include the effects of any adjustments to income or expenses required by Statement Nos. 15 and 133 (as modified by Statement No. 138) of the United States Financial Accounting Standards Board.

“Consolidated Domestic EBITDA” means, with respect to the Company and its Domestic Subsidiaries in any period, an amount equal to:

(a)                                  Consolidated Domestic Net Income; minus

(b)                                 Any inter-company fee income from Foreign Subsidiaries; plus

(c)                                  Depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Domestic Net Income); plus

(d)                                 Consolidated Domestic Interest Expense, including, for purposes of this definition of “Consolidated Domestic EBITDA”, PIK Interest (to the extent deducted in the computation of Consolidated Domestic Net Income of the Company and its Domestic Subsidiaries); plus

(e)                                  Charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Domestic Net Income of the Company and its Domestic Subsidiaries); plus

(f)                                    The amount (without duplication) equal to: (i) all payments from Foreign Subsidiaries received by the Company and its Domestic Subsidiaries in cash or other immediately available funds during such period minus (ii) all payments made by the Company and any of its Domestic Subsidiaries to or for the benefit of any Foreign Subsidiary during such period, excluding from (i) and (ii) of this clause (f), any payments for the purchase or sale of goods and services in the ordinary course of business to the extent permitted pursuant to the terms of this Agreement, and plus or minus (as may be applicable to negate the effect, if any, of the adjustments referred to in the following clause on Consolidated Domestic Net Income) the amount of any adjustments made by the Company and any of its Domestic Subsidiaries to Consolidated Domestic Net Income in accordance with Financial Accounting Standards Board Statement Nos. 133 and 138.

“Consolidated Domestic Fixed Charges” means, with respect to any period, as to the Company and its Domestic Subsidiaries, the sum of, without duplication, (a) Consolidated Domestic Interest Expense, plus (b) all Capital Expenditures made by the Company and its Domestic Subsidiaries, plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments of (i) Indebtedness by the Company and its Domestic Subsidiaries for borrowed money (including any mandatory principal pre-payments in respect thereof, including, but not limited to, any such pre-payments required pursuant to Section 4.2.1 hereof (Excess Cash Flow)) and (ii) Indebtedness of the Company and its Domestic Subsidiaries with respect to Capitalized Lease Obligations (and without duplicating in items (a) and (c) of this definition, the interest component with respect to Indebtedness under Capitalized Lease Obligations), plus (d) any cash payments in respect of any defined pension benefit plan in excess of the amount deducted in respect thereof in calculating Consolidated Domestic Net Income.  The foregoing shall not be construed to include principal payments on Indebtedness arising pursuant to revolving loans and advances.

“Consolidated Domestic Interest Expense” means, with respect to any period, as to the Company and its Domestic Subsidiaries, all of the following as determined in accordance with GAAP:

(a)                                  total interest expense, whether paid or accrued (including the interest component of Capitalized Lease Obligations for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments which, in accordance with GAAP, are required to be accounted for as interest expense, but excluding (i) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transactions occurring on the Closing Date and contemplated by the Existing Credit Agreement and the Congress/CIT Loan and Security Agreement, (ii)  interest paid in property other than cash, (iii) any other interest expense not payable in cash, (iv) any dividends paid in kind in respect of the Preferred Stock and (v) any interest expenses in respect of the exercise of the put option in respect of the Warrants by the holders of the New Bonds or the call option by the Company or Renco pursuant to the terms of the Warrant Agreement (as in effect on the date hereof) not payable in cash in such period minus

(b)                                 any net payments received during such period as interest income received in respect of its investments in cash and Cash Equivalents.

“Consolidated Domestic Net Income” means, for any period, the net income (or loss) of the Company and its Domestic Subsidiaries, determined in accordance with GAAP on a Consolidated basis; provided, however, that:

(a)                                  the net income of any Person in which the Company or any of its Domestic Subsidiaries has an ownership interest (other than a Wholly-Owned Subsidiary that is a Domestic Subsidiary) shall be included only to the extent of the amount that has actually been received by the Company or its Domestic Subsidiaries in the form of dividends or distributions during such period (subject to, in the case of any cash dividend or cash distribution received by a Domestic Subsidiary of the Company, the restriction set forth in clause (b) below); and

(b)                                 the net income of any Domestic Subsidiary that is subject to any restrictions or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation.

For purposes of this definition, there shall be excluded (A) the net income (or loss) of any Person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Domestic Subsidiary of the Company or is merged into or consolidated with the Company or one of its Domestic Subsidiaries; (B) any gain (or loss) (and related tax effects) resulting from any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Domestic Subsidiaries (including, without limitation, any sale/leaseback) to any person, in one transaction or a series of related transactions, of (i) any capital stock of any Domestic Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Domestic Subsidiaries or (iii) any other properties or assets of the Company or any of its Domestic Subsidiaries other than in the ordinary course of business; (C) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP and (D) any dividend with respect to the Preferred Stock.

“Consolidated Domestic Net Working Capital” means, at any date, the amount (whether positive or negative) equal to (a) Consolidated Domestic Current Assets minus (b) Consolidated Domestic Current Liabilities.

“Consolidated Excess Cash Flow” means, for any period, the total of (without duplication):

(a)                                  Consolidated Domestic EBITDA; minus

(b)                                 Capital Expenditures made by the Company or any of its Domestic Subsidiaries except to the extent (i) attributable to Capitalized Lease Obligations or otherwise financed with the proceeds of Financing Debt (other than Financing Debt under the Congress/CIT Loan and Security Agreement) or (ii) attributable to the reinvestment of Net Asset Sale Proceeds; minus

(c)                                  taxes or Distributions in respect of taxes based upon or measured by net income of the Company and its Domestic Subsidiaries that are actually paid in cash by the Company or any of its Subsidiaries; minus

(d)                                 Consolidated Domestic Fixed Charges other than Capital Expenditures (but in no event including contingent prepayments required by Section 4.2); minus

(e)                                  to the extent such amount does not reduce Consolidated Domestic Fixed Charges, voluntary prepayments of (i) the Loan, (ii) other term Financing Debt of the Company and its Domestic Subsidiaries permitted by this Agreement and (iii) revolving Financing Debt of the Company and its Domestic Subsidiaries permitted by this Agreement to the extent necessary to reduce such revolving Financing Debt to the level established by a voluntary permanent reduction of the availability of such revolving Financing Debt; minus

(f)                                    the amount, if any, by which Consolidated Domestic Net Working Capital increased during such period, provided, that for purposes of calculating Consolidated Domestic Net Working Capital, the “Loans” (as such term is defined in the Congress/CIT Loan and Security Agreement) under the Congress/CIT Loan and Security Agreement shall not be included in Consolidated Domestic Current Liabilities, to the extent they would otherwise constitute Consolidated Domestic Current Liabilities; plus

(g)                                 the amount, if any, by which Consolidated Domestic Net Working Capital decreased during such period, provided, that for purposes of calculating Consolidated Domestic Net Working Capital, the “Loans” (as such term is defined in the Congress/CIT Loan and Security Agreement) under the Congress/CIT Loan and Security Agreement shall not be included in Consolidated Domestic Current Liabilities, to the extent they would otherwise constitute Consolidated Domestic Current Liabilities; plus

(h)                                 the excess, if any, of (i) the aggregate amount of Distributions (other than Distributions in respect of the Inter-Company Note) made by Doe Run Peru and its Subsidiaries to the Company or any of the Domestic Subsidiaries over (ii) $4,000,000.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries, determined in accordance with GAAP on a Consolidated basis; provided, however, that Consolidated Net Income shall not include:

(a)                                  except with respect to determinations made on a pro forma basis with respect to acquisitions permitted hereunder, the income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries;

(b)                                 the income (or loss) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest; provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Company or such Subsidiary in the form of dividends or similar Distributions and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all Investments, regardless of the form thereof, made by the Company or any of its Subsidiaries in such Person for the purpose of funding any deficit or loss of such Person;

(c)                                  all amounts included in computing such net income (or loss) in respect of (i) the write-up of any asset on or after October 31, 2001 or (ii) the retirement of any Indebtedness or equity at less than face value after October 31, 2001;

(d)                                 any extraordinary and nonrecurring gains and losses (including restructuring costs) and the related tax effects;

(e)                                  any gains and losses from the sale of assets, investment activities or the write-down of any assets of the Cobriza division of Doe Run Peru;

(f)                                    the income of any Subsidiary of the Company to the extent the payment of such income in the form of a Distribution or repayment of Indebtedness to the Company or any of its Wholly-Owned Subsidiaries is not permitted, whether on account of any Charter or By-law restriction, any agreement, instrument, deed or lease or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such Subsidiary; provided, however, that Consolidated Net Income shall include the income of Doe Run Peru and its Subsidiaries to the extent the payment of such income in the form of a Distribution or repayment of Indebtedness to the Company or any of its Wholly-Owned Subsidiaries is prohibited solely under the BCP Credit Agreement or any credit facility that replaces the BCP Credit Agreement in connection with any refinancing thereof permitted by Section 6.6.11;

(g)                                 any after-tax gains or losses attributable to returned surplus assets of any Plan;

(h)                                 the effects of any adjustments to income for unrealized gains or losses or any non-cash adjustments to income or expenses required by Statement No. 133 (as modified by Statement No. 138) of the United States Financial Accounting Standards Board; and

(i)                                     the effects of any adjustments required by Statement No. 15 of the United States Financial Accounting Standards Board.

“Consolidated Net Worth” means, in accordance with GAAP, consistently applied, on a consolidated basis for the Company and its Subsidiaries, exclusive of any adjustments made in accordance with Financial Accounting Standards Board Statement Nos. 133 and 138 and any non-cash pension charges to accumulated other comprehensive income, the amount equal to the difference between: (i) the aggregate net book value of all assets of the Company and its Subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis and (ii) the total aggregate Indebtedness and other liabilities of the Company and its Subsidiaries, excluding any liabilities arising from the Preferred Stock.

“Consolidated Revenues” means, for any period:

(a)                                  the net operating revenues (after reductions for returns, discounts, commissions, freight and bad debt expense) of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis; minus

(b)                                 any proceeds included in such net operating revenues from the sale, refinancing, condemnation or destruction of any assets;

provided, however, that Consolidated Revenues shall not include the effects of any adjustments to income or expenses required by Statement No. 15 of the United States Financial Accounting Standards Board.

“Contingent Interest” means:

(a)                                  on any date on or prior to the first anniversary of the Closing Date, interest in the aggregate amount of $500,000;

(b)                                 on any date after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, interest in the aggregate amount of $1,500,000; and

(c)                                  on any date after the second anniversary of the Closing Date, interest in the aggregate amount of $3,000,000.

“Credit Documents” means:

(a)                                  this Agreement, the Notes, the Guarantee and Security Agreement, the Pledge Agreement, the Congress/CIT Intercreditor Agreement, the Bondholder Intercreditor Agreement and each Financial Hedge Agreement provided by a Lender (or an Affiliate of a Lender) to the Company or any of its Subsidiaries, each as from time to time in effect;

(b)                                 any agreement or instrument from time to time entered into between the Company, any of its Subsidiaries or any other Obligor, on one hand, and all the Approving Lenders or the Agent, on the other hand, evidencing or relating to any Discretionary Credit, each as from time to time in effect; and

(c)                                  any other present or future agreement or instrument from time to time entered into among the Company, any of its Subsidiaries or any other Obligor, on one hand, and all the Lenders or the Agent, on the other hand, relating to, amending or modifying this Agreement or any other Credit Document referred to above or which is stated to be a Credit Document, each as from time to time in effect.

“Credit Obligations” means all present and future liabilities, obligations and Indebtedness of the Company, any of its Subsidiaries or any other Obligor owing to any Lender (or any Affiliate of a Lender) or the Agent under or in connection with this Agreement or any other Credit Document, including obligations in respect of principal, premium, interest, discount, reimbursement obligations under Financial Hedge Agreements provided by a Lender (or an Affiliate of a Lender) at the time of the issuance thereof, amounts provided for in Sections 3.4 and 9 and other fees, charges, indemnities and expenses from time to time owing hereunder or under any other Credit Document (all whether accruing before or after a Bankruptcy Default and regardless of whether allowed as a claim in bankruptcy or similar proceedings).

“Credit Participant” is defined in Section 11.3.

“Credit Security” means all assets now or from time to time hereafter subjected to a security interest, mortgage or charge (or intended or required so to be subjected pursuant to the Guarantee and Security Agreement, the Pledge Agreement or any other Credit Document) to secure the payment or performance of any of the Credit Obligations on a pari passu, ratable basis among the holders of the Credit Obligations, including the assets described in section 3.1 of the Guarantee and Security Agreement and section 2.1 of the Pledge Agreement.

“Currency Exchange Agreement” means any currency swap, foreign exchange contract or similar arrangement providing for protection against fluctuations in currency exchange rates, either generally or under specific contingencies.

“Daily Interest” is defined in Section 3.1.1.

“Default” means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default, including the filing against the Company, any of its Subsidiaries or any other Obligor of a petition commencing an involuntary case under the Bankruptcy Code.

“Delinquency Period” is defined in Section 10.4.3.

“Delinquent Payment” is defined in Section 10.4.3.

“Departing Lenders” is defined in Section 11.6.

“Discretionary Credit” is defined in Section 2.2.

“Discretionary Credit Obligations” means all present and future liabilities, obligations and Indebtedness of the Company, any of its Subsidiaries or any other Obligor owing to any Approving Lender (or any Affiliate of an Approving Lender) or the Agent under or in connection with any agreement evidencing or relating to any other Discretionary Credit, including obligations in respect of principal, premium, interest, discount, reimbursement obligations under Financial Hedge Agreements or other hedging arrangements provided by an Approving Lender (or an Affiliate of an Approving Lender) at the time of the issuance thereof, and other fees, charges, indemnities and expenses from time to time owing under any agreement evidencing or relating to any Discretionary Credit (all whether accruing before or after a Bankruptcy Default and regardless of whether allowed as a claim in bankruptcy or similar proceedings).

“Discretionary Credit Request” is defined in Section 2.2.

“Discretionary Credit Term Sheet” is defined in Section 2.2.

“Distribution” means, with respect to the Company (or other specified Person):

(a)                                  the declaration or payment of any dividend or distribution on or in respect of any shares of any class of capital stock of or other equity interests in the Company (or such specified Person);

(b)                                 the purchase, redemption or other retirement of any shares of any class of capital stock of or other equity interest in the Company (or such specified Person) or any of its Subsidiaries, or of options, warrants or other rights for the purchase of such shares, directly, indirectly through a Subsidiary or corporate parent or otherwise;

(c)                                  any other distribution on or in respect of any shares of any class of capital stock of or equity or other beneficial interest in the Company (or such specified Person);

(d)                                 any payment of principal, interest or fees with respect to, or any purchase, redemption or defeasance of, any Financing Debt of the Company (or such specified Person) or any of its Subsidiaries which by its terms or the terms of any agreement is subordinated to the payment of the Credit Obligations;

(e)                                  any payment, loan or advance by the Company (or such specified Person) to, or any other Investment by the Company (or such specified Person) in, the holder of any shares of any class of capital stock of or equity interest in the Company (or such specified Person) or any of its Subsidiaries, or any Affiliate of such holder (including the payment of management and transaction fees and expenses); and

(f)                                    any payment by the Company (or such specified Person) to any Person under any Net Worth Appreciation Agreement;

provided, however, that the term “Distribution” shall not include (i) dividends payable in, or conversion of securities into, perpetual common stock of or other similar equity interests in the Company (or such specified Person), (ii) the issuance of PIK Interest or (iii) payments in the ordinary course of business in respect of (A) reasonable compensation paid to employees, officers and directors (other than payments under Net Worth Appreciation Agreements and profit sharing plans), (B) advances and reimbursements to employees for travel expenses, drawing accounts, relocation costs and similar expenditures, or (C) rent paid to, or accounts payable for services rendered or goods sold by, non-Affiliates that own capital stock of or other equity interests in the Company (or such specified Person) or any of its Subsidiaries.

“Doe Run Buick” means The Buick Resource Recycling Facility, LLC, a Delaware limited liability company.

“Doe Run Exploration” means Doe Run Exploration S.A. Ltd., a South African limited liability company.

“Doe Run Peru” means Doe Run Peru S.R.L., a Peruvian limited liability company.

“Domestic Subsidiary” means any Subsidiary of the Company that is not a Foreign Subsidiary.

“DRAC” means DR Acquisition Corp., a Missouri corporation.

“Eligible Transferee” means (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund and (d) subject to the prior approval of the Agent (such approval by the Agent not to be unreasonably withheld in the case of clauses (i) through (v) below):

(i)                    a commercial bank organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $100,000,000;

(ii)                 a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $100,000,000;

(iii)              a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $100,000,000, so long as such bank is acting through a branch or agency located in the United States of America;

(iv)             the central bank of any country that is a member of the Organization for Economic Cooperation and Development;

(v)                a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000; and

(vi)             any other Person satisfactory to the Company.

“Employee Benefit Plan” means any plan, program, agreement, policy or arrangement, whether covering a single individual or group of individuals, and whether or not reduced to writing, that is:  (a) an “employee welfare benefit plan” within the meaning of section 3(1) of ERISA; (b) an “employee pension benefit plan” within the meaning of section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan or arrangement, vacation, sick, holiday or other paid leave plan, life insurance or other death benefit plan, severance or other similar benefit plan.

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including the federal Occupational Health and Safety Act.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Event of Default” is defined in Section 8.1.

“Exchange Act” means the federal Securities Exchange Act of 1934.

“Exchange Offer” means the offer by the Company to the holders of Existing Bonds and Floating Rate Bonds to issue New Bonds in exchange for Existing Bonds and Floating Rate Bonds in accordance with the terms of the Exchange Offer Documents.

“Exchange Offer Documents” means:

(a)                                  the Offering Circular; and

(b)                                 all other agreements, instruments and other documents (including press releases, advertisements and other communications) that (i) are filed by or on behalf of the Company, any of its Subsidiaries or any other Obligor with any federal or state regulatory authority or (ii) are otherwise authorized or entered into by the Company, any of its Subsidiaries or any other Obligor, in each case relating to the Exchange Offer.

“Existing Bonds” means each of the Existing Senior Bonds and the Existing Senior Secured Bonds.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 29, 2002, by and among the Company, the Prior Lenders, as lenders thereunder and Regiment, as agent for the Prior Lenders as in effect prior to the date hereof.

“Existing Indentures” means each of the Existing Senior Note Indenture and the Existing Senior Secured Note Indenture.

“Existing Senior Bonds” means the 11¼% Senior Notes due 2005, Series B issued by the Company pursuant to the Existing Senior Note Indenture.

“Existing Senior Note Indenture” means the Indenture dated as of March 12, 1998, as amended and in effect from time to time, among the Company, its Subsidiaries party thereto, as guarantors, and the Trustee.

“Existing Senior Secured Bonds” means the 11¼% Senior Secured Notes due 2005, Series B issued by the Company pursuant to the Existing Senior Secured Note Indenture.

“Existing Senior Secured Note Indenture” means the Indenture dated as of September 1, 1998, as amended and in effect from time to time, among the Company, its Subsidiaries party thereto, as guarantors, and the Trustee.

“Existing Supplemental Indentures” means each of:

(a)                                  the Fourth Supplemental Indenture dated as of October 29, 2002 among the Company, its Subsidiaries party thereto, as guarantors, and the Trustee, which amends the Existing Senior Note Indenture; and

(b)                                 the Third Supplemental Indenture dated as of October 29, 2002 among the Company, its Subsidiaries party thereto, as guarantors, and the Trustee, which amends the Existing Senior Secured Note Indenture.

“Financial Hedge Agreement” means, collectively, Currency Exchange Agreements and Interest Rate Protection Agreements.

“Financial Officer” of the Company (or other specified Person) means its chief executive officer, chief financial officer, chief operating officer, chairman, president, treasurer, controller or any of its vice presidents whose primary responsibility is for its financial affairs, in each case whose incumbency and signatures have been certified to the Lenders and the Agent by the secretary or other appropriate attesting officer of the Company (or such specified Person).

“Financing Debt” means each of the items described in clauses (a) through (f) of the definition of the term “Indebtedness” and, without duplication, any Guarantees of such items.

“Fixed Charge Coverage Ratio” means, with respect to the Company and its Domestic Subsidiaries, on a consolidated basis, at any time the ratio of (a) Consolidated Domestic EBITDA during the immediately preceding four (4) full fiscal quarters as of the last day of the last quarter of such period with respect to the calculation of the Fixed Charge Coverage Ratio to (b) the Consolidated Domestic Fixed Charges for such four (4) fiscal quarter period.

“Floating Rate Bonds” means the Floating Interest Rate Senior Notes due 2003, Series B issued by the Company pursuant to the Existing Senior Note Indenture.

“Foreign Subsidiary” means each Subsidiary of the Company that is organized under the laws of, and conducts its business primarily in a jurisdiction outside of, the United States of America and that is not domesticated or dually incorporated under the laws of the United States of America or any state thereof.

“GAAP” means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board; provided, however, that (a) for purposes of compliance with Sections 4.2.1 and 6 (other than Section 6.4) and the related definitions, “GAAP” means such principles as in effect on October 31, 2003 as applied by the Company and its Subsidiaries in the preparation of the most recent annual statements referred to in Section 7.2.1(a), and consistently followed, without giving effect to any subsequent changes thereto and (b) in the event of a change in generally accepted accounting principles after such date, either the Company or the Required Lenders may request a change in the definition of “GAAP”, in which case the parties hereto shall negotiate in good faith with respect to an amendment of this Agreement implementing such change.

“Granting Lender” is defined in Section 11.4.

“Guarantee” means, with respect to the Company (or other specified Person):

(a)                                  any guarantee by the Company (or such specified Person) of the payment or performance of, or any contingent obligation by the Company (or such specified Person) in respect of, any Indebtedness or other obligation of any primary obligor;

(b)                                 any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of the Company (or such specified Person), including any binding “comfort letter” or “keep well agreement” written by the Company (or such specified Person), to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owed by such primary obligor, (iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

(c)                                  any liability of the Company (or such specified Person), as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership;

(d)                                 any liability of the Company (or such specified Person) as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture;

(e)                                  any liability of the Company (or such specified Person) with respect to the tax liability of others as a member of a group (other than a group consisting solely of the Company and its Subsidiaries) that is consolidated for tax purposes; and

(f)                                    reimbursement obligations, whether contingent or matured, of the Company (or such specified Person) with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Financial Hedge Agreements;

in each case whether or not any of the foregoing are reflected on the balance sheet of the Company (or such specified Person) or in a footnote thereto; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee and the amount of Indebtedness resulting from such Guarantee shall be the maximum amount that the guarantor may become obligated to pay in respect of the obligations (whether or not such obligations are outstanding at the time of computation).

“Guarantee and Security Agreement” means the Guarantee and Security Agreement dated as of October 29, 2002, as amended and in effect from time to time, among DRAC, the Company, its Subsidiaries and the Agent.

“Hazardous Material” means any petroleum fraction, pollutant, contaminant or toxic or hazardous material or waste, including any “hazardous substance” as defined in section 101(14) of CERCLA or any other Environmental Law, which is regulated as toxic or hazardous, or may result in liability, under any Environmental Law.

“Indebtedness” means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Company (or other specified Person) as liabilities (other than ordinary trade accounts payable on customary terms in the ordinary course of business), but in any event including (without duplication):

(a)                                  indebtedness for borrowed money;

(b)                                 indebtedness evidenced by notes, debentures or similar instruments;

(c)                                  Capitalized Lease Obligations and Synthetic Lease Obligations;

(d)                                 the deferred purchase price of assets, services or securities, including related noncompetition, consulting and stock repurchase obligations;

(e)                                  mandatory redemption, repurchase or dividend rights on capital stock (or other equity), including provisions that require the exchange of such capital stock (or other equity) for Indebtedness from the issuer;

(f)                                    reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees and Financial Hedge Agreements (without duplication of other Indebtedness supported or guaranteed thereby);

(g)                                 unfunded pension liabilities;

(h)                                 obligations that are immediately and directly due and payable out of the proceeds of or production from property;

(i)                                     liabilities secured by any Lien existing on property owned or acquired by the Company (or such specified Person), whether or not the liability secured thereby shall have been assumed; and

(j)                                     all Guarantees in respect of Indebtedness of others.

“Indemnified Party” is defined in Section 9.2.

“Indemnity Agreement” means each indemnity agreement entered into between Renco and any Independent Director or Special Director (each as defined in the Investor Rights Agreement) from time to time pursuant to the Investor Rights Agreement.

“Inter-Company Note” means the Subordinated Promissory Note dated September 12, 2002, as amended and in effect from time to time, issued by Doe Run Peru to the Company in the principal amount of $139,062,500.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate hedge or other contractual arrangement that converts variable interest rates into fixed interest rates, fixed interest rates into variable interest rates or other similar arrangements.

“Investment” means, with respect to the Company (or other specified Person):

(a)                                  any share of capital stock, partnership or other equity interest, evidence of Indebtedness or other security issued by any other Person;

(b)                                 any loan, advance or extension of credit to, or contribution to the capital of, any other Person;

(c)                                  any Guarantee of the obligations of any other Person;

(d)                                 any acquisition of all, or any division or similar operating unit of, the business of any other Person or the assets comprising such business, division or unit;

(e)                                  the purchase or lease of land or housing stock by the Company or any of its Subsidiaries pursuant to any agreement or obligation with any governmental entity (whether or not such land or housing stock is to be purchased or leased, as the case may be, directly from such governmental entity); and

(f)                                    any other similar investment.

The investments described in the foregoing clauses (a) through (e) shall be included in the term “Investment” whether they are made or acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method; provided, however, that the term “Investment” shall not include (i) trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable within one year in accordance with customary trade terms, (ii) deposits, advances or prepayments to suppliers for property leased or licensed, goods furnished and services rendered in the ordinary course of business, (iii) advances to employees for relocation and travel expenses, drawing accounts and similar expenditures, (iv) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to the Company (or such specified Person) or as security for any such Indebtedness or claim or (v) demand deposits in banks or similar financial institutions.

In determining the amount of outstanding Investments:

(A)                              the amount of any Investment shall be the cost thereof minus any returns of capital in cash on such Investment (determined in accordance with GAAP without regard to amounts realized as income on such Investment);

(B)                                the amount of any Investment in respect of a purchase described in clause (d) above shall include the amount of any Financing Debt assumed in connection with such purchase or secured by any asset acquired in such purchase (whether or not any Financing Debt is assumed) or for which any Person that becomes a Subsidiary is liable on the date on which the securities of such Person are acquired; and

(C)                                no Investment shall be increased as the result of an increase in the undistributed retained earnings of the Person in which the Investment was made or decreased as a result of an equity interest in the losses of such Person.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of October 29, 2002, as amended and in effect from time to time, among Renco, DRAC, the Company and the Warrant Agent.

“Legal Requirement” means any present or future requirement imposed upon any of the Company, its Subsidiaries or the Lenders by any law, statute, rule, regulation, directive, order, decree or guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America or any other country where the Company or any of its Subsidiaries owns property or conducts its business or any state or political subdivision of any foregoing, or by any board, governmental or administrative agency, central bank or monetary authority of the United States of America or any other country where the Company or any of its Subsidiaries owns property or conducts its business or any state or political subdivision of any of the foregoing.  Any such law, statute, rule, regulation, directive, order, decree, guideline or interpretation imposed on any Lender and not having the force of law shall be deemed to be a Legal Requirement for purposes of Section 3 if such Lender reasonably believes that compliance therewith is customary commercial practice.

“Lender” means each of the Persons listed as lenders on the signature page hereto and such other Persons who may from time to time hereafter own a Percentage Interest in the Credit Obligations, but the term “Lender” shall not include any Credit Participant in such capacity.

“Lien” means, with respect to the Company (or any other specified Person):

(a)                                  any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of the Company (or such specified Person), whether now owned or hereafter acquired, or upon the income or profits therefrom (excluding in any event (i) any financing statement filed by a lessor under an operating lease not intended to be a secured financing and (ii) any precautionary financing statement filed in connection with a tolling or consignment arrangement not intended to be a secured financing);

(b)                                 the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease and a Synthetic Lease);

(c)                                  the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of the Company (or such specified Person), with or without recourse;

(d)                                 in the case of securities, any purchase option, call or similar purchase right of a third party;

(e)                                  the transfer of any tangible property or assets for the purpose of subjecting such items to the payment of previously outstanding Indebtedness in priority to payment of the general creditors of the Company (or such specified Person); and

(f)                                    the existence for a period of more than 120 consecutive days of any Indebtedness against the Company (or such specified Person) which if unpaid would by law or upon a Bankruptcy Default be given priority over general creditors.

“Loan” means that certain term loan made on the Closing Date by the Prior Lenders, in accordance with their Percentage Interests, to the Company in an aggregate principal amount of $15,500,000.

“Management Agreement” means the Management Consultant Agreement dated as of April 7, 1994, as amended and in effect from time to time, between the Company and Renco.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a material adverse change in (a) the business, assets, financial condition, income or prospects of (i) the Company and its Subsidiaries (on a Consolidated basis) or (ii) Doe Run Peru and its Subsidiaries (on a Consolidated basis), whether as a result of (A) general economic conditions affecting the metals mining, smelting and recycling industry or the metal products fabrication industry, (B) difficulties in obtaining supplies and raw materials, (C) fire, flood or other natural calamities, (D) environmental pollution, (E) regulatory changes, judicial decisions, war or other governmental action or (F) any other event or development, whether or not related to those enumerated above, or (b) the ability of any Obligor to perform material obligations under the Credit Documents or (c) the rights and remedies of the Lenders and the Agent under the Credit Documents.

“Material Agreements” means:

(a)                                  the Charter and By-laws of each Obligor;

(b)                                 the Congress/CIT Loan and Security Agreement, the Renco Credit Support Agreement, the BCP Credit Agreement, the Existing Indentures, the Existing Bonds, the Existing Supplemental Indentures, the New Indenture, the New Bonds, the Preferred Stock Purchase Agreement, the Management Agreement, the Tax Sharing Agreement, the Inter-Company Note and the Sale/Leaseback Agreement;

(c)                                  all agreements to which Doe Run Peru is a party which are material to the Company (including, but not limited to, any inter-company agreements); and

(d)                                 all environmental settlements and administrative decrees to which the Company is a party.

“Material Financing Debt” means any Financing Debt (other than the Credit Obligations and the Warrant Obligations) outstanding in an aggregate amount of principal (whether or not due) and accrued interest exceeding $2,500,000.

“Maturity Date” means the third anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” as defined in section 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” means the cash proceeds of the sale or disposition of assets (including by way of merger), and the cash proceeds of any insurance payments or condemnation awards on account of the destruction or loss of property, by the Company or any of its Subsidiaries after the Closing Date, net of (a) any Indebtedness permitted by Section 6.6.2 (purchase money Indebtedness and Capitalized Leases) secured by assets being sold in such transaction required to be paid from such proceeds, (b) the portion of the Actual Pro Forma Tax Liability for the fiscal year of the Company in which such sale or disposition occurs that (i) as estimated by the Company in good faith, will be directly attributable to such proceeds and (ii) will be paid as a Distribution by the Company or any of its Subsidiaries in cash pursuant to Section 6.9.6 as a result of, and within 16 months after, such sale or disposition (provided that any such amounts that are not actually distributed in cash pursuant to Section 6.9.6 within such period shall automatically become Net Asset Sale Proceeds), (c) reasonable reserves for liabilities, indemnification, escrows and purchase price adjustments resulting from the sale of assets, (d) transfer, sales, use and other similar taxes payable in connection with such sale or disposition and (e) all reasonable expenses of the Company or any of its Subsidiaries payable in connection with the sale or disposition; provided, however, that Net Asset Sale Proceeds shall not include net cash proceeds of:

(i)                    asset sales permitted by Section 6.10.4, insurance payments and condemnation awards to the extent that:

(A)                              such proceeds (1) constitute collateral on which the Company or any of its Subsidiaries has granted a Lien to Congress, as agent under the Congress/CIT Loan and Security Agreement, to secure the obligations of the Company and its Subsidiaries under the Congress/CIT Loan and Security Agreement and (2) are used by the Company or any of its Subsidiaries to repay Indebtedness (and to permanently reduce the revolving loan availability) under the Congress/CIT Loan and Security Agreement in accordance with the terms of the Congress/CIT Intercreditor Agreement;

(B)                                Doe Run Peru or any of its Subsidiaries (1) receives such proceeds and (2) is prohibited from using such proceeds to make a Distribution or repayment of Indebtedness to the Company or any of its Wholly-Owned Subsidiaries under the BCP Credit Agreement or any credit facility that replaces the BCP Credit Agreement in connection with any refinancing thereof permitted by Section 6.6.11;

(C)                                such proceeds (1) are insurance payments with respect to damaged or lost inventory (including concentrates and other raw materials) and (2) are used by the Company or any of its Subsidiaries within 180 days after receipt of such proceeds to purchase replacement inventory (including concentrates and other raw materials); or

(D)                               such proceeds (1) do not exceed $2,500,000 in the aggregate during any fiscal year of the Company and (2) either (y) are used by the Company or any of its Subsidiaries within 180 days after receipt of such proceeds to repair damaged assets or to acquire replacement or other assets of the business of the Company and its Subsidiaries or (z) in the case of insurance payments and condemnation awards, reimburse the Company or any of its Subsidiaries for expenditures made by the Company or any of its Subsidiaries within one year prior to receipt of such proceeds to repair or replace the specific assets which (I) were damaged, destroyed or condemned and (II) are the subject of such insurance payment or condemnation award, as the case may be;

(ii)                 asset sales permitted by Section 6.10.1; or

(iii)              mergers permitted by Section 6.10.3.

“Net Debt Proceeds” means cash proceeds from the incurrence by the Company or any of its Subsidiaries after the Closing Date of Financing Debt, net of reasonable out-of-pocket transaction fees and expenses (including underwriters’ customary discounts and commissions); provided, however, that Net Debt Proceeds shall not include cash proceeds of: (a) Financing Debt permitted by Sections 6.6.1 (Credit Obligations and the Warrant Obligations), 6.6.2 (purchase money Indebtedness and Capitalized Leases), 6.6.9 (inter-company Indebtedness), 6.6.12 (Indebtedness of Foreign Subsidiaries), 6.6.13 (Congress/CIT Loan and Security Agreement), 6.6.14 (BCP Credit Agreement), 6.6.18 (Renco Credit Support Agreement) and 6.6.19 (Indebtedness to finance insurance policy premiums); and (b) any refinancing or extension of Indebtedness to the extent that such refinancing or extension is permitted by Section 6.6.

“Net Equity Proceeds” means the cash proceeds received by the Company or any of its Subsidiaries in connection with any issuance by the Company or any of its Subsidiaries after the Closing Date of any shares of its capital stock, other equity interests or options, warrants or other purchase rights to acquire such capital stock or other equity interests to, or receipt of a capital contribution from, any Person (other than any Obligors or their officers, employees and directors), net of reasonable out-of-pocket fees and expenses (including underwriters’ customary discounts and commissions).

“Net Worth Appreciation Agreements” means each of the Net Worth Appreciation Agreements dated as of November 1, 2002, as amended and in effect from time to time, between the Company, on one hand, and Jeffrey L. Zelms, Marvin Kaiser, Richard L. Amistadi, Kenneth R. Buckley, David Chaput, Daniel Vornberg and Jerry L. Pyatt, respectively, on the other hand.

“New Bonds” means the 11¾% Notes due 2008 issued by the Company pursuant to the New Indenture.

“New Indenture” means the Indenture dated as of October 29, 2002 among the Company, its Subsidiaries party thereto, as guarantors, and the Trustee.

“Nonperforming Lender” is defined in Section 10.4.3.

“Note” is defined in Section 2.1.2.

“Obligor” means DRAC, the Company, its Subsidiaries and each other Person guaranteeing or providing collateral for the Credit Obligations; provided, however, such term shall not mean nor include Renco.

“Offering Circular” means the Amended and Restated Exchange Offer, Consent Solicitation and Solicitation of Acceptances for All Outstanding 11.25% Senior Secured Notes due 2005, Series B, Senior Notes due 2005, Series B, and Floating Interest Rate Senior Notes due 2003, Series B, dated September 20, 2002, as amended and in effect from time to time, issued by the Company to the holders of Existing Bonds in connection with the commencement of the Exchange Offer.

“Payment Date” means (a) the last Business Day of each calendar month, beginning on the first such date after the date hereof, and (b) the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity.

“Percentage Interest” means, with respect to any Lender, the Commitment of such Lender with respect to the Loan.  For purposes of determining votes or consents by the Lenders, the Percentage Interest of any Lender shall be computed as follows:  (a) at all times when no Event of Default under Section 8.1.1 and no Bankruptcy Default exists, the ratio that the Commitment of such Lender bears to the total Commitments of all Lenders as from time to time in effect and reflected in the Register; and (b) at all other times, the ratio that the total amount of the outstanding Loan and Discretionary Credits owing to such Lender bears to the total amount of the outstanding Loan and Discretionary Credits owing to all Lenders.

“Performing Lender” is defined in Section 10.4.3.

“Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

“PIK Interest” means any accrued interest or dividend payments on Financing Debt that are postponed or made through the issuance of “payment-in-kind” notes, stock or other similar securities (including book-entry accrual with respect to such postponed interest payments), all in accordance with the terms of such Financing Debt; provided, however, that in no event shall PIK Interest include payments made with cash or Cash Equivalents.

“Plan” means, at any date, any Employee Benefit Plan subject to Title IV of ERISA (a) which is maintained by the Company or any of its Domestic Subsidiaries or (b) which was maintained by the Company or any of its Domestic Subsidiaries within six years prior to such date and with respect to which the Company or any of its Domestic Subsidiaries could reasonably be expected to have any liability (contingent or otherwise).

“Pledge Agreement” means the Pledge Agreement dated as of October 29, 2002, as amended and in effect from time to time, between Renco and the Agent.

“Preferred Stock” means the Company’s 12½% Series A Redeemable PIK Preferred Stock, $1,000 par value per share.

“Preferred Stock Purchase Agreement” means the Preferred Stock Purchase Agreement dated as of October 29, 2002, as amended and in effect from time to time, between the Company and Renco.

“Prior Lender” means Regiment Capital II, L.P. and Lathi, LLC, as lenders under the Existing Credit Agreement.

 “Register” is defined in Section 11.2.3.

“Related Fund” means, with respect to any Lender that is a fund that invests in senior bank loans, any other fund that invests in senior bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Renco” means The Renco Group, Inc., a New York corporation.

“Renco Credit Support Agreement” means the Junior Participation Agreement dated as of October 29, 2002, as amended and in effect from time to time, among Renco, the lenders from time to time party to the Congress/CIT Loan and Security Agreement and Congress, as agent under the Congress/CIT Loan and Security Agreement.

“Replacement Lender” is defined in Section 11.5.

“Required Lenders” means, with respect to any approval, consent, modification, waiver or other action to be taken by the Agent or the Lenders under the Credit Documents which require action by the Required Lenders, such Lenders as own at least a majority of the Percentage Interests; provided, however, that with respect to any matters referred to in the proviso to Section 14.1, Required Lenders means such Lenders as own at least the respective portions of the Percentage Interests required by Section 14.1.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

“Sale/Leaseback Agreement” means the Financial Leasing dated January 20, 1999, as amended and in effect from time to time, between Crédito Leasing S.A. and BCP, as lessors, and Doe Run Peru, as lessee.

“SPV” is defined in Section 11.4.

“Subsidiary” means any Person of which the Company (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.

“Synthetic Lease” means a lease by the Company and its Subsidiaries that is treated as an operating lease under GAAP and as a loan or other financing for federal income tax purposes.

“Synthetic Lease Obligations” means the aggregate amount of future rental payments under all Synthetic Leases, discounted as if such Synthetic Leases were Capitalized Leases.

“Tax” means any present or future tax, levy, duty, impost, deduction, withholding or other charges of whatever nature at any time required by any Legal Requirement (a) to be paid by any Lender or (b) to be withheld or deducted from any payment otherwise required hereby to be made to any Lender, in each case on or with respect to its obligations hereunder, the Loan or any payment in respect of the Credit Obligations; provided, however, that the term “Tax” shall not include taxes imposed upon or measured by the net income of such Lender or franchise taxes in lieu of net income taxes, in each case imposed by the jurisdiction in which such Lender’s principal place of business in the United States of America is located; provided, further, however, that the term “Tax” shall include withholding taxes in any event.

“Taxable Net Income” means, for any period, the taxable net income (or loss) of the Company and such of its Subsidiaries that are eligible to file consolidated tax returns for federal income tax purposes, determined in accordance with federal and state income tax laws on a consolidated or combined basis; provided, however, that for purposes of calculating Taxable Net Income, (a) each of the Company and its Subsidiaries shall be deemed to have become a C corporation under the Code on the day after the Closing Date, (b) the Company shall be deemed to be subject to the taxes imposed on C corporations by Subtitle A of the Code and similar provisions of state law and (b) neither the Company nor any of its Subsidiaries shall take into account (i) any income attributable to any cancellation of Indebtedness occurring as a result of any transaction on or prior to the Closing Date or (ii) any ancillary effect of any such cancellation of Indebtedness on the basis of the assets of the Company or any of its Subsidiaries.

“Tax Payment Date” means January 15, February 15, April 15, July 15 and October 15 in each year or, if such date is not a Business Day, then the next Business Day thereafter.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of October 29, 2002, as amended and in effect from time to time, between Renco and the Company.

“Transaction Documents” means each of this Agreement, the other Credit Documents, the Exchange Offer Documents, the Congress/CIT Loan and Security Agreement, the Renco Credit Support Agreement, the BCP Credit Agreement, the Existing Indentures, the Existing Bonds, the Existing Supplemental Indentures, the New Indenture, the New Bonds, the Inter-Company Note, the Sale/Leaseback Agreement and the Asset Transfer Documents.

“Transfer Amount” means, on any date, the aggregate amount which the Company would have to pay to the Lenders and the Agent on such date if (a) the Loan, together with all accrued and unpaid premium, interest and fees with respect thereto and all other Credit Obligations then outstanding, were due on such date and (b) no assignment were being made pursuant to Section 11.6 on such date.

“Trustee” means U.S. Bank in its capacity as trustee under the Existing Indentures and the New Indenture.

“United States Funds” means such coin or currency of the United States of America as at the time shall be legal tender therein for the payment of public and private debts.

“U.S. Bank” means U.S. Bank National Association, a national banking organization organized under the laws of the United States of America.

“Waiver” is defined in Section 15.7.

“Warrant Agent” means U.S. Bank in its capacity as warrant agent for the holders of the Warrants under the Warrant Agreement, as well as its successors and assigns in such capacity pursuant to section 12 of the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement dated as of October 29, 2002, as amended and in effect from time to time, between the Company and the Warrant Agent.

“Warrant Documents” means:

(a)                                  the Warrant Agreement, the Warrants, the Investor Rights Agreement and each Indemnity Agreement, each as from time to time in effect; and

(b)                                 any other present or future agreement or instrument from time to time entered into among the Company, any of its Subsidiaries or any other Obligor, on one hand, and all the holders of Warrants or the Warrant Agent, on the other hand, relating to, amending or modifying any Warrant Document referred to above or which is stated to be a Warrant Document, each as from time to time in effect.

“Warrant Obligations” means all present and future liabilities, obligations and Indebtedness of the Company, any of its Subsidiaries or any other Obligor owing to any Lender (or any Affiliate of a Lender) or the Agent under or in connection with any Warrant Document, including all fees, charges, indemnities and expenses from time to time owing under any Warrant Document (all whether accruing before or after a Bankruptcy Default and regardless of whether allowed as a claim in bankruptcy or similar proceedings).

“Warrants” means the warrants issued by the Company from time to time under the Warrant Agreement.

“Wholly-Owned Subsidiary” means any Subsidiary of the Company (or other specified Person) of which all of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally (other than (a) directors’ qualifying shares, (b) in the case of Foreign Subsidiaries, shares required by Legal Requirements to be held by foreign nationals and (c) in the case of Doe Run Peru, shares held on the Closing Date by employees and former employees of Doe Run Peru and Empresa Minera del Centro del Peru S.A. and their respective transferees) is owned by the Company (or such specified Person) directly, or indirectly through one or more Wholly-Owned Subsidiaries.

2.                                       Credits.

2.1.                              Term Credit.

2.1.1.                     The Company hereby acknowledges that, as of the date hereof, it is indebted to the Lenders in the aggregate principal amount of $15.5 million in respect of the Loan plus an aggregate amount of $1.5 million in respect of Contingent Interest.

2.1.2.                     Notes. The Agent shall keep a record of the Loan and the respective interests of the Lenders therein as part of the Register, which shall evidence the Loan.  The Loan shall be deemed owed to each Lender severally in accordance with such Lender’s Percentage Interest therein, and all payments thereon shall be for the account of each Lender in accordance with its Percentage Interest therein.  The Company’s obligations to pay such Lender’s Percentage Interest in the Loan shall be further evidenced by a separate note of the Company in substantially the form of Exhibit 2.1.2 (each, a “Note”), payable to such Lender in accordance with such Lender’s Percentage Interest in the Loan.

2.2.                              Discretionary Credits.

2.2.1.                     Requests for Discretionary Credits.  Subject to all the terms of this Agreement and so long as no Default exists, from time to time on and after the Closing Date and prior to the Maturity Date, the Company may, by written notice to the Lenders (each such notice, a “Discretionary Credit Request”), request that the Lenders provide the Company with a loan, letter of credit, Financial Hedge Agreement or other hedging arrangement (each, a “Discretionary Credit”).  Each Discretionary Credit Request shall include a term sheet that sets forth in reasonable detail the terms and conditions of the proposed Discretionary Credit (each, a “Discretionary Credit Term Sheet”).  Each Lender (a) shall consider each Discretionary Credit Request in its sole and absolute discretion and (b) shall provide each of the Company and the other Lenders a written notice which approves or rejects such Discretionary Credit Request not later than 30 days after receipt of such Discretionary Credit Request; provided, however, that if any Lender shall have failed to provide such written notice within 30 days after receipt of such Discretionary Credit Request, then such Lender shall be deemed to have rejected such Discretionary Credit Request.

2.2.2.                     Closings of Discretionary Credits.  If the Required Lenders approve any Discretionary Credit Request, then (a) the Approving Lenders shall promptly notify each other Lender of such approval and (b) subject to Section 2.2.3 and upon not less than 10 Business Days’ prior written notice from the Approving Lenders to the other Lenders, the Company and the Approving Lenders shall execute and deliver definitive documentation with respect to the Discretionary Credit that is the subject of such Discretionary Credit Request and (c) subject to Section 2.2.3 and the terms of such definitive documentation, the Approving Lenders shall, severally in accordance with their respective Percentage Interests, fund such Discretionary Credit.

2.2.3.                     Nature of Obligations of Approving Lenders.  Notwithstanding anything in this Section 2.2 to the contrary, no Approving Lender shall have any obligation to enter into any definitive documentation with respect to, or to fund any portion of, any Discretionary Credit unless:

(a)                                  the Approving Lenders shall have completed, and, in their sole and absolute discretion, shall be satisfied with the results of, their accounting, business, legal, tax and employee benefits reviews of the Company and its Subsidiaries;

(b)                                 the definitive documentation with respect to such Discretionary Credit shall be in form and substance satisfactory to the Approving Lenders, in their sole and absolute discretion;

(c)                                  the material terms and conditions of such Discretionary Credit set forth in the definitive documentation with respect to such Discretionary Credit shall be no less favorable to the Approving Lenders than the proposed terms and conditions of such Discretionary Credit set forth in Discretionary Credit Term Sheet for such Discretionary Credit;

(d)                                 the execution and delivery of the definitive documentation with respect to, and the funding of, such Discretionary Credit shall occur within 90 days after the receipt by the Approving Lenders of the Discretionary Credit Request for such Discretionary Credit;

(e)                                  the sum of (i) the principal amount of such Discretionary Credit plus (ii) the aggregate principal amount of all other Discretionary Credits which (A) are outstanding or (B) the Lenders are committed to fund pursuant to this Section 2.2, in each case immediately prior to the execution and delivery of the definitive documentation for such Discretionary Credit, shall be less than or equal to $20,000,000;

(f)                                    such Discretionary Credit shall mature on or prior to the Maturity Date; and

(g)                                 no Default shall exist prior to or immediately after giving effect to the funding of such Discretionary Credit.

2.3.                              Application of Proceeds.

2.3.1.                     [Intentionally Deleted]

2.3.2.                     Discretionary Credits.  The Company will apply the proceeds of each Discretionary Credit only to such lawful corporate purposes as the Company has specified in the Discretionary Credit Request for such Discretionary Credit.

2.3.3.                     Specifically Prohibited Applications.  The Company will not, directly or indirectly, apply any part of the proceeds of any extension of credit made pursuant to the Credit Documents to purchase or to carry Margin Stock or to any transaction prohibited by any Credit Document or any Legal Requirement.

3.                                       Interest; Discount; Fees.

3.1.                              Interest.

3.1.1.                     Daily Interest.  The Loan shall accrue and bear daily interest at a rate per annum which shall at all times equal the Applicable Rate (the “Daily Interest”).  Prior to the Maturity Date or any accelerated maturity of the Loan, the Company will, on each Payment Date, pay the accrued and unpaid Daily Interest on the Loan.  On the Maturity Date or any accelerated maturity of the Loan, the Company will pay all accrued and unpaid Daily Interest on the Loan.  Upon the occurrence and during the continuance of an Event of Default, the Required Lenders may require accrued Daily Interest to be payable on demand or at regular intervals more frequent than each Payment Date.  All payments of Daily Interest hereunder shall be made to the Agent for the account of each Lender in accordance with such Lender’s Percentage Interest therein.

3.1.2.                     Contingent Interest.  In addition to the Daily Interest, the Loan shall accrue and bear Contingent Interest.  On the earliest of (a) April 29, 2005, (b) any accelerated maturity of the Loan or (c) the date on which the Loan is paid in full, the Company will pay all accrued and unpaid Contingent Interest on the Loan.  All payments of Contingent Interest hereunder shall be made to the Agent for the account of each Lender in accordance with such Lender’s Percentage Interest therein.

3.2.                              [Intentionally Deleted]

3.3.                              Fees.  In consideration of the Lenders’ willingness to make the extensions of credit provided for in Sections 2.1 and 2.2, the Company will pay to the Lenders the following fees:

3.3.1.                     [Intentionally Deleted]

3.3.2.                     Anniversary Fee.  On (a) each anniversary of the Closing Date prior to the Maturity Date and (b) the Maturity Date, the Company will pay to the Agent for the account of the Lenders in accordance with the Lenders’ respective Percentage Interests an anniversary fee in the amount of $75,000.

3.4.                              Changes in Circumstances; Yield Protection.

3.4.1.                     Taxes.

(a)                                  All payments of the Credit Obligations shall be made without set-off or counterclaim and free and clear of any deductions, including deductions for Taxes, unless the Company is required by law to make such deductions.  If (i) any Lender shall be subject to any Tax with respect to any payment of the Credit Obligations or its obligations hereunder or (ii) the Company shall be required to withhold or deduct any Tax on any payment on the Credit Obligations, then such Lender may claim compensation from the Company under Section 3.4.3 to the extent such Lender is then in compliance with any applicable requirements of Section 3.4.1(b).  Whenever Taxes must be withheld by the Company with respect to any payments of the Credit Obligations, the Company shall promptly furnish to each applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such Taxes so withheld.  If the Company fails to pay any such Taxes when due or fails to remit to each applicable Lender the required receipts evidencing payment of any such Taxes so withheld or deducted, the Company shall indemnify each affected Lender for any incremental Taxes and interest or penalties that may become payable by such Lender as a result of any such failure.  In the event any Lender receives a refund of any Taxes for which it has received payment from the Company under this Section 3.4.1, such Lender shall promptly pay the amount of such refund to the Company, together with any interest thereon actually earned by such Lender.

(b)                                 If any Lender is not created or organized in, or under the laws of, the United States of America or any state thereof, such Lender shall deliver to the Company such duly executed forms and statements from time to time as may be necessary or as may be reasonably requested by the Company, in each case so that such Lender is entitled to receive payments of the Credit Obligations payable to it without deduction or withholding of any United States federal income taxes, to the extent such exemption is available to such Lender.  If (i) no such exemption is available at the time any Lender becomes party to this Agreement, (ii) any such exemption that is available at the time such Lender becomes party to this Agreement only partially exempts such Lender from such deduction or withholding or (iii) at any time the Company has not received all forms and statements (including any renewals thereof) required to be provided by such Lender pursuant to this Section 3.4.1(b), then Section 3.4.1(a) shall not apply with respect to any amount of United States federal income taxes required to be withheld from payments of the Credit Obligations to such Lender.

3.4.2.                     Regulatory Changes.  If any Lender shall determine that (a) any change in any Legal Requirement (including any new Legal Requirement) after the date hereof shall directly or indirectly (i) reduce the amount of any sum received or receivable by such Lender with respect to the Loan or the return to be earned by such Lender on the Loan, (ii) impose a cost on such Lender or any Affiliate of such Lender that is attributable to the making or maintaining of its portion of the Loan, or (iii) require such Lender or any Affiliate of such Lender to make any payment on, or calculated by reference to, the gross amount of any amount received by such Lender under any Credit Document (other than Taxes or income or franchise taxes imposed by (A) the jurisdiction in which such Lender’s principal place of business in the United States of America is located or (B) in the case of a foreign Lender, the foreign jurisdiction in which such foreign Lender’s principal place of business is located), and (b) such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the Applicable Rate, then such Lender may claim compensation from the Company under Section 3.4.3.

3.4.3.                     Compensation Claims.  Within 15 days after the receipt by the Company of a certificate from any Lender setting forth why it is claiming compensation under this Section 3.4 and computations (in reasonable detail) of the amount thereof, the Company shall pay to such Lender such additional amounts as such Lender sets forth in such certificate as sufficient fully to compensate it on account of the foregoing provisions of this Section 3.4, together with interest on such amount from the 15th day after receipt of such certificate until payment in full thereof at the Applicable Rate.  The determination by such Lender of the amount to be paid to it and the basis for computation thereof hereunder shall be conclusive so long as (a) such determination is made in good faith, (b) no manifest error appears therein and (c) such Lender uses reasonable averaging and attribution methods.

3.4.4.                     Mitigation.  Each Lender shall take such commercially reasonable steps as it may determine are not disadvantageous to it in order to reduce amounts otherwise payable by the Company to such Lender pursuant to this Section 3.4.  In addition, the Company shall not be responsible for costs under this Section 3.4 arising more than 90 days prior to receipt by the Company of the certificate from the affected Lender pursuant to this Section 3.4.

3.5.                              Computations of Interest and Fees.  For purposes of this Agreement, interest (and any other amount expressed as interest) shall be computed on the basis of a 360-day year for actual days elapsed.  If any payment required by this Agreement becomes due on any day that is not a Business Day, such payment shall be made on the next succeeding Business Day.  If the due date for any payment of principal is extended as a result of the immediately preceding sentence, interest shall be payable for the time during which payment is extended at the Applicable Rate.

3.6.                              Maximum Lawful Interest Rate.  All Credit Documents are expressly limited so that in no event, including the acceleration of the maturity of the Credit Obligations, shall the amount paid or agreed to be paid in respect of interest on the Credit Obligations (or fees or other amounts deemed payment for the use of funds) exceed the maximum permissible amount under applicable law, as in effect on the date hereof and as subsequently amended or modified to allow a greater amount of interest (or fees or other amounts deemed payment for the use of funds) to be paid under the Credit Documents.  If for any reason the amount in respect of interest (or fees or other amounts deemed payment for the use of funds) required by the Credit Documents exceeds such maximum permissible amount, the obligation to pay interest under the Credit Documents (or fees or other amounts deemed payment for the use of funds) shall be automatically reduced to such maximum permissible amount and any amounts in respect of interest (or fees or other amounts deemed payment for the use of funds) previously paid to the Lenders in excess of such maximum permissible amount shall be automatically applied to reduce the amount of the Loan.

4.                                       Payment.

4.1.                              Payment at Maturity.  On the Maturity Date or any accelerated maturity of the Loan, the Company will pay to the Agent an amount equal to the Loan then due, together with all accrued and unpaid premium, interest and fees with respect thereto and all other Credit Obligations then outstanding.

4.2.                              Contingent Required Prepayments.

4.2.1.                     Excess Cash Flow.  Beginning as of the end of the Company’s 2003 fiscal year, within five Business Days after the date annual financial statements have been (or are required to have been) furnished by the Company to the Lenders in accordance with Section 6.4.1, the Company shall pay to the Agent as a prepayment of the Loan and the Discretionary Credit Obligations to be applied as provided in Section 4.4.2 the lesser of (a) 75% of Consolidated Excess Cash Flow for the most recently completed fiscal year of the Company or (b) the sum of (i) the amount of the Loan plus (ii) the amount of the Discretionary Credit Obligations then outstanding; provided, however, that, in no event, shall the Company be required to make any payments pursuant to this Section 4.2.1, if such payments would require the Company to receive Supplemental Loans (as defined in the Congress/CIT Loan and Security Agreement) in order to make such payments.

4.2.2.                     Net Asset Sale Proceeds.  Upon receipt of Net Asset Sale Proceeds by the Company or any of its Subsidiaries, the Company shall within five Business Days pay to the Agent as a prepayment of the Loan and the Discretionary Credit Obligations to be applied as provided in Section 4.4.2 the lesser of (a) the amount of such Net Asset Sale Proceeds or (b) the sum of (i) the amount of the Loan plus (ii) the amount of the Discretionary Credit Obligations then outstanding.

4.2.3.                     Net Debt Proceeds.  Upon receipt of Net Debt Proceeds by the Company or any of its Subsidiaries, the Company shall within five Business Days pay to the Agent as a prepayment of the Loan and the Discretionary Credit Obligations to be applied as provided in Section 4.4.2 the lesser of (a) the amount of such Net Debt Proceeds or (b) the sum of (i) the amount of the Loan plus (ii) the amount of the Discretionary Credit Obligations then outstanding.

4.2.4.                     Net Equity Proceeds.  Upon receipt of Net Equity Proceeds by the Company or any of its Subsidiaries, the Company shall within five Business Days pay to the Agent as a prepayment of the Loan and the Discretionary Credit Obligations to be applied as provided in Section 4.4.2 the lesser of (a) the amount of such Net Equity Proceeds or (b) the sum of (i) the amount of the Loan plus (ii) the amount of the Discretionary Credit Obligations then outstanding.

4.2.5.                     Change of Control.  Upon written request from the Required Lenders to the Company at any time within 60 days after the occurrence of a Change of Control, the Company will, within five Business Days, pay to the Agent an amount equal to 100% of the Loan, together will all accrued and unpaid interest and fees with respect thereto and all other Credit Obligations then outstanding.

4.2.6.                     Inter-Company Note.  Upon receipt by the Company or any of its Subsidiaries of any payment in respect of the Inter-Company Note, the Company shall within five Business Days pay to the Agent as a prepayment of the Loan and the Discretionary Credit Obligations to be applied as provided in Section 4.4.2 the lesser of (a) the amount of such payment of the Inter-Company Note or (b) the sum of (i) the amount of the Loan plus (ii) the amount of the Discretionary Credit Obligations then outstanding.

4.3.                              Voluntary Prepayments.  In addition to the prepayments required by Section 4.2, the Company may from time to time prepay all or any portion of the Loan (in a minimum amount of $1,000,000 and an integral multiple of $250,000, or such lesser amount as is then outstanding), without premium or penalty of any type.  The Company shall give the Lenders at least five Business Days prior notice of its intention to prepay the Loan under this Section 4.3, specifying the date of payment, the total amount of the Loan to be paid on such date and the amount of interest to be paid with such prepayment.

4.4.                              Reborrowing; Application of Payments, etc.

4.4.1.                     Reborrowing.  No portion of the Loan prepaid hereunder may be reborrowed.

4.4.2.                     Order of Application.  Any prepayment made pursuant to Section 4.2 shall be applied:  (a) first, to any Discretionary Credit Obligations then outstanding to the extent required by the terms of the agreements and instruments evidencing such Discretionary Credit Obligations; and (b) second, to the Loan.  Any prepayment of Discretionary Credit Obligations made pursuant to Section 4.2 shall be applied to such Discretionary Credit Obligations in accordance with the terms of the agreements and instruments evidencing such Discretionary Credit Obligations.

4.4.3.                     Payment with Accrued Interest, etc.  Upon all prepayments of the Loan and the principal of the Discretionary Credit Obligations, the Company shall pay to the Agent, together with the principal amount to be prepaid, unpaid interest in respect thereof accrued to the date of prepayment.  Notice of prepayment having been given in accordance with Section 4.3, and whether or not notice is given of prepayments pursuant to Section 4.2, the amount specified to be prepaid shall become due and payable on the date specified for prepayment.

4.4.4.                     Payments for Lenders.  All payments of principal, interest, fees and other amounts hereunder shall be made to the Agent for the account of the Lenders in accordance with the Lenders’ respective Percentage Interests in the Credit Obligations so repaid.

5.                                       [Intentionally Deleted]

6.                                       General Covenants.  The Company covenants with the Lenders that until (i) all of the Credit Obligations shall have been paid in full and (ii) the Lenders’ commitments to extend credit under this Agreement and any other Credit Document shall have irrevocably terminated, the Company and its Subsidiaries will comply with the provisions of Sections 6.1 through 6.21.

6.1.                              Taxes and Other Charges; Accounts Payable.

6.1.1.                     Taxes and Other Charges.  Each of the Company and its Subsidiaries shall duly pay and discharge, or cause to be paid and discharged, before the same become in arrears, all taxes, assessments and other governmental charges imposed upon such Person and its properties, sales or activities, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property; provided, however, that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if such Person shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and provided, further, that each of the Company and its Subsidiaries shall pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

6.1.2.                     Accounts Payable.  Each of the Company and its Subsidiaries shall promptly pay when due, or in conformity with customary trade terms or consistent with its past practice, all accounts payable incident to the operations of such Person not referred to in Section 6.1.1; provided, however, that any such accounts payable need not be paid if the validity or amount thereof shall at the time be contested in good faith and if such Person shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto.

6.2.                              Conduct of Business, etc.

6.2.1.                     Types of Business.  The Company and its Subsidiaries shall engage only in (a) the business of exploring for, and mining, smelting, refining and recycling, metals, (b) the business of fabricating metal products and (c) other activities related thereto.

6.2.2.                     Maintenance of Properties.  Each of the Company and its Subsidiaries:

(a)                                  shall keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto, as are necessary for the efficient operation of its business and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with the provisions being contested has not resulted, and does not create a material risk of resulting, in the aggregate in any Material Adverse Change; and

(b)                                 shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its legal existence and authority necessary to continue its business; provided, however, that this Section 6.2.2(b) shall not prevent the merger, consolidation or liquidation of Subsidiaries of the Company permitted by Section 6.10.

6.2.3.                     Compliance with Legal Requirements.  Each of the Company and its Subsidiaries shall comply in all material respects with all valid Legal Requirements applicable to it, except (a) as set forth on Exhibit 7.15.1 or (b) where (i) compliance therewith shall at the time be contested in good faith by appropriate proceedings and (ii) failure so to comply with the provisions being contested has not resulted, and does not create a material risk of resulting, in the aggregate in any Material Adverse Change.

6.2.4.                     Compliance with Material Agreements.  Each of the Company and its Subsidiaries shall comply in all material respects with the Material Agreements to the extent such compliance is not in violation of the other provisions of this Agreement or any other Credit Document.  Without the prior written consent of the Required Lenders: (a) no provision of the Charter or By-laws of DRAC, the Company or any of its Subsidiaries shall be amended, modified, waived or terminated; and (b) no provision of any other Material Agreement shall be amended, modified, waived or terminated in any manner that would have in any material respect an adverse effect on the interests of the Lenders.

6.3.                              Insurance.

6.3.1.                     Business Interruption Insurance.  Each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurers insurance related to interruption of business, either for loss of revenues or for extra expense, in the manner customary for businesses of similar size engaged in similar activities.

6.3.2.                     Property Insurance.  Each of the Company and its Subsidiaries shall keep its assets which are of an insurable character insured by financially sound and reputable insurers against theft and fraud and against loss or damage by fire, explosion and hazards insured against by extended coverage to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities.

6.3.3.                     Liability Insurance.  Each of the Company and its Subsidiaries shall maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property, including product liability insurance, to the extent, in the amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities; provided, however, that it may effect workers’ compensation insurance or similar coverage with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction or by meeting the self-insurance requirements of such state or jurisdiction.

6.3.4.                     Flood Insurance.  Each of the Company and its Subsidiaries shall at all times keep each parcel of real property (other than mineral interests) owned or leased by it which is (a) included in the Credit Security, (b) in an area determined by the Director of the Federal Emergency Management Agency to be subject to special flood hazard and (c) in a community participating in the National Flood Insurance Program, insured against such special flood hazards in an amount necessary to ensure compliance with the federal National Flood Insurance Act of 1968.

6.3.5.                     Political Risk Insurance.  The Company and its Subsidiaries shall maintain with financially sound and reputable insurers insurance related to political risk, to the extent, in the amounts and with deductibles at least as favorable as those maintained by the Company and its Subsidiaries on the Closing Date, so long as such insurance is available at a commercially reasonable cost; provided, however, that if the Independent Director or the Special Director (each as defined in the Investor Rights Agreement) consents in writing to the cancellation of such insurance, then the Company and its Subsidiaries shall not be required to maintain such insurance.

6.3.6.                     Director’s Insurance.  The Company and its Subsidiaries shall maintain with financially sound and reputable insurers individual insurance for each director of the Company, including each of (a) the Person serving as the Independent Director (as defined in the Investor Rights Agreement) and (b) the Person serving as the Special Director (as defined in the Investor Rights Agreement), in each case against claims and liabilities that (i) are customarily covered by insurance of such type and (ii) arise by reason of such Person being, or having been, a director of the Company or any of its Subsidiaries or by reason of any action taken or omitted (or alleged to have been taken or omitted) by such Person as a director of the Company or any of its Subsidiaries, including any action taken or omitted (or alleged to have been taken or omitted) that may be determined to constitute negligence, whether or not the Company or any of its Subsidiaries would have the power to indemnify such Person against such liability.

6.4.                              Financial Statements and Reports.  Each of the Company and its Subsidiaries shall maintain a system of accounting in which full and correct entries will be made of all transactions in relation to their business and affairs in accordance with generally accepted accounting practice.  The fiscal year of the Company and its Subsidiaries shall end on October 31 in each year and the fiscal quarters of the Company and its Subsidiaries shall end on January 31, April 30, July 31 and October 31 in each year.

6.4.1.                     Annual Reports.  The Company shall furnish to the Lenders as soon as available, and in any event within 90 days after the end of each fiscal year, the Consolidated and Consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, the Consolidated and Consolidating statements of income and Consolidated statements of changes in shareholders’ equity and of cash flows of the

Company and its Subsidiaries for such fiscal year (all in reasonable detail) and, in the case of Consolidated financial statements, comparative figures for the immediately preceding fiscal year, all accompanied by:

(a)                                  Reports of KPMG LLP (or other independent certified public accountants of recognized national standing reasonably satisfactory to the Required Lenders), containing no material qualification, to the effect that they have audited the foregoing Consolidated financial statements in accordance with generally accepted auditing standards and that such Consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP.

(b)                                 The statement of such accountants that they have caused this Agreement to be reviewed and that in the course of their audit of the Company and its Subsidiaries no facts have come to their attention that cause them to believe that any Default exists and in particular that they have no knowledge of any Default under the Computation Covenants (with the exception of the covenant set forth in Section 6.9.6) or, if such is not the case, specifying such Default and the nature thereof.  This statement is furnished by such accountants with the understanding that the examination of such accountants cannot be relied upon to give such accountants knowledge of any such Default except as it relates to accounting or auditing matters within the scope of their audit.

(c)                                  A certificate of the Company in substantially the form contained in Exhibit 6.4 signed by its chief executive officer and chief financial officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.

(d)                                 [Intentionally Deleted]

(e)                                  Computations by the Company in substantially the form contained in Exhibit 6.4 demonstrating, as of the end of such fiscal year, compliance with the Computation Covenants and Consolidated Excess Cash Flow, signed by its chief executive officer and chief financial officer.

(f)                                    [Intentionally Deleted]

(g)                                 Supplements to Exhibits 7.1, 7.2.2, 7.3, 7.14, 7.15.2, 7.15.3 and 7.15.4 showing any changes in the information set forth in such exhibits not previously furnished to the Lenders in writing, as well as any changes in the Charter, By-laws or incumbency of officers of DRAC, the Company and its Subsidiaries from those previously certified to the Lenders and the Agent.

(h)                                 In the event of a change in GAAP, computations by the Company, signed by its chief executive officer and chief financial officer,

reconciling the financial statements referred to above with financial statements prepared in accordance with GAAP as applied to the other covenants in Section 9 and related definitions.

(i)                                     In reasonable detail, management’s discussion and analysis of the results of operations and the financial condition of the Company and its Subsidiaries as at the end of and for the year covered by such financial statements.

6.4.2.                     Quarterly Reports.  The Company shall furnish to the Lenders as soon as available and, in any event, within 45 days after the end of each of the first three fiscal quarters of the Company, the internally prepared Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, the Consolidated statements of income, of changes in shareholders’ equity and of cash flows of the Company and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended (all in reasonable detail) and comparative figures for the same period in the preceding fiscal year, all accompanied by:

(a)                                  A certificate of the Company in substantially the form contained in Exhibit 6.4 signed by its chief executive officer and chief financial officer to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.

(b)                                 A certificate of the Company in substantially the form contained in Exhibit 6.4 signed by its chief executive officer and chief financial officer to the effect that such officer has caused this Agreement to be reviewed and has no knowledge of any Default, or if such officer has such knowledge, specifying such Default and the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

(c)                                  [Intentionally Deleted]

(d)                                 Computations by the Company in substantially the form contained in Exhibit 6.4 demonstrating, as of the end of such quarter, compliance with the Computation Covenants, signed by its chief executive officer and chief financial officer.

(e)                                  Supplements to Exhibits 7.1, 7.2.2, 7.3, 7.14, 7.15.2, 7.15.3 and 7.15.4 showing any changes in the information set forth in such exhibits not previously furnished to the Lenders in writing, as well as any changes in the Charter, By-laws or incumbency of officers of DRAC, the Company and its Subsidiaries from those previously certified to the Lenders and the Agent.

(f)                                    In reasonable detail, management’s discussion and analysis of the results of operations and financial condition of the Company and its

Subsidiaries as at the end of and for the fiscal period covered by the financial statements referred to above.

(g)                                 A certificate of the Company, signed by its chief executive officer and chief financial officer, (i) setting forth in reasonable detail (A) computations of (1) Taxable Net Income for such fiscal quarter and the portion of the fiscal year of the Company then ended and (2) Annualized Taxable Net Income with respect to the most recent Tax Payment Date during such fiscal quarter, and (B) a reconciliation of (1) Consolidated Net Income for such fiscal quarter and the portion of such fiscal year then ended and (2) Taxable Net Income for such fiscal quarter and the portion of such fiscal year then ended, and (ii) stating that such computations of Taxable Net Income and Annualized Taxable Net Income present fairly, in all material respects, (1) the Taxable Net Income for such fiscal quarter and the portion of such fiscal year then ended and (2) Annualized Taxable Net Income with respect to the most recent Tax Payment Date during such fiscal quarter.

(h)                                 A certificate of the Company, signed by its chief executive officer and chief financial officer, (i) attaching pro forma annual federal and state income tax reports as is otherwise required pursuant to the Tax Sharing Agreement and (ii) stating that all such pro forma tax reporting, in all material respects, is correct as of the date thereof.

6.4.3.                     Monthly Reports.  The Company shall furnish to the Lenders as soon as available and, in any event, within 30 days after the end of each month, the internally prepared Consolidated balance sheet of the Company and its Subsidiaries as at the end of such month, the Consolidated statement of income and Consolidated statements of changes in shareholders’ equity and of cash flows of the Company and its Subsidiaries for such month (all in reasonable detail), all accompanied by a certificate of the Company signed by its chief executive officer and chief financial officer to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, on a summary basis the financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.

6.4.4.                     Other Reports.  The Company shall promptly furnish to the Lenders:

(a)                                  As soon as prepared, and in any event no later than 30 days prior to the beginning of each fiscal year, an annual budget and operating projections for such fiscal year of the Company and its Subsidiaries, prepared in a manner consistent with the manner in which the financial projections described in Section 7.2.1(f) were prepared, and accompanied by a calculation of the Computation Covenants based on such projections in substantially the form of Exhibit A to Exhibit 6.4.

(b)                                 Any material updates of such budget and projections.

(c)                                  Any management letters furnished to Company or any of its Subsidiaries by the Company’s auditors.

(d)                                 All budgets, projections, statements of operations and other reports furnished generally to the shareholders of the Company.

(e)                                  Such registration statements, proxy statements and reports, including Forms S-1, S-2, S-3, S-4, 10-K, 10-Q and 8-K, as may be filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission.

(f)                                    Any 90-day letter (or any applicable portions thereof) or 30-day letter (or any applicable portions thereof) received by the Company, any of its Subsidiaries or any other Obligor from the federal Internal Revenue Service (or the equivalent notice received from state or other taxing authorities), or any other correspondence from such taxing authorities, asserting tax deficiencies against the Company or any of its Subsidiaries or advising of any audit or administrative or governmental proceeding relating thereto.

(g)                                 The Company shall furnish, or cause to be furnished, the following to the Agent for the benefit of the Agent and the Lenders: (i) in regard to the renewal of any commercial insurance policy covering the Company or any of its Subsidiaries, no later than the expiration date of the expiring policy that is being renewed, a certificate of insurance evidencing such renewal policy and naming the Agent as an additional insured party on all liability policies, where permitted, and for all property and business interruption policies, a lenders loss payable endorsement with respect to its collateral in form and substance satisfactory to the Agent.  The certificates of insurance should state that all policies provide for at least thirty (30) days prior written notice to the Agent of any cancellation or reduction of coverage, and (ii) within thirty (30) days after each fiscal year end, a schedule of insurance in reasonable detail in form and substance satisfactory to the Agent.

6.4.5.                     Notice of Litigation; Notice of Defaults.  The Company shall promptly furnish to the Lenders notice of any litigation or any administrative or arbitration proceeding, or any material development or change with respect thereto, (a) which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by the Company and its Subsidiaries of more than $2,500,000 or (b) which results, or creates a material risk of resulting, in a Material Adverse Change.  Promptly upon acquiring knowledge thereof, the Company shall notify the Lenders of the existence of any Default or Material Adverse Change, specifying the nature thereof and what action the Company or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto.

6.4.6.                     ERISA Reports.  The Company shall furnish to the Lenders as soon as available the following items with respect to any Plan:

(a)                                  any request for a waiver of the funding standards or an extension of the amortization period;

(b)                                 notice of any “reportable event” (as defined in section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation or does not pertain to any action taken by or against the Company or any of its Subsidiaries (or the failure of the Company or any of its Subsidiaries to take any action) and does not affect, or otherwise relate to, any Plan;

(c)                                  any notice received by the Company or any of its Subsidiaries that the PBGC has instituted or intends to institute proceedings to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization;

(d)                                 notice of the intention of the Company or any of its Subsidiaries to withdraw, in whole or in part, from any Multiemployer Plan; and

(e)                                  notice of the filing by the administrator of any Plan of the Company or any of its Subsidiaries with the PBGC of any notice of intent to terminate such Plan pursuant to section 4041(b) of ERISA.

(f)                                    [Intentionally Deleted]

In addition, at least 30 days prior to the filing by the administrator of any Plan of the Company or any of its Subsidiaries with the PBGC of any notice of intent to terminate such Plan pursuant to section 4041(c) of ERISA, the Company shall furnish the Lenders with written notice of the intention of the administrator to make such filing with the PBGC and to terminate such Plan.

6.4.7.                     Tax Reports.  The Company shall furnish to the Lenders and Renco as soon as available and, in any event within 150 days after the end of each fiscal year of the Company:

(a)                                  A certificate of the Company, signed by its chief executive officer and chief financial officer, (i) setting forth in reasonable detail (A) a computation of Taxable Net Income for such fiscal year and (B) a reconciliation of (1) Consolidated Net Income for such fiscal year and (2) Taxable Net Income for such fiscal year, and (ii) stating that such computation of Taxable Net Income presents fairly, in all material respects, the Taxable Net Income for such fiscal year.

(b)                                 A certificate of the Company, signed by its chief executive officer and chief financial officer, (i) attaching pro forma annual federal and state income tax reports as is otherwise required pursuant to the Tax Sharing Agreement, (ii) stating that all such pro forma tax reporting, in all material respects, is correct as of the date thereof, and (iii) attaching all other calculations, schedules and/or reports required pursuant to the Tax Sharing Agreement.

6.4.8.                     Other Information; Audit.  From time to time at reasonable intervals upon request of any authorized officer of any Lender, each of the Company and its Subsidiaries shall furnish to such Lender such other information regarding the business, assets, financial condition, income or prospects of the Company and its Subsidiaries as such officer may reasonably request, including copies of all pro forma and other tax returns of the Company and its Subsidiaries and all licenses, agreements, leases and instruments to which any of the Company or its Subsidiaries is party.  Each Lender’s authorized officers and representatives shall have the right during normal business hours upon reasonable notice and at reasonable intervals to examine the books and records of the Company and its Subsidiaries, to make copies and notes therefrom for the purpose of ascertaining compliance with or obtaining enforcement of this Agreement or any other Credit Document.  The Agent, upon reasonable advance notice, may undertake to have the Company and its Subsidiaries reviewed by the Agent’s commercial financial examiners and fixed asset appraisers, and the Company and its Subsidiaries shall cooperate with the Agent and its commercial financial examiners and fixed asset appraisers in conducting each such review.

6.5.                              Certain Financial Tests.

6.5.1.                     Consolidated Net Worth.  The Company shall, at all times, maintain Consolidated Net Worth of not less than the amount set forth below for the period indicated:

Period	Amount

From February 1, 2004 through and including April 30, 2004	$(145,000,000)

From May 1, 2004 through and including July 31, 2004	$(150,000,000)

From August 1, 2004 through and including October 31, 2004	$(148,000,000)

From November 1, 2004 through and including January 31, 2005	$(145,000,000)

From February 1, 2005 through and including April 30, 2005	$(145,000,000)

From May 1, 2005 through and including July 31, 2005	$(144,000,000)

From August 1, 2005 through and including October 31, 2005	$(134,000,000)

The parentheticals above indicate that the number is negative.

6.5.2.                     Fixed Charge Coverage Ratio.  The Company and its Domestic Subsidiaries shall not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ended on the date set forth below to be less than the ratio set forth opposite such fiscal quarter:

Quarter Ending	Fixed Charge Coverage Ratio

April 30, 2004	0.42 to 1

July 31, 2004	0.13 to 1

October 31, 2004	0.35 to 1

January 31, 2005	0.46 to 1

April 30, 2005	0.38 to 1

July 31, 2005	0.71 to 1

October 31, 2005	0.61 to 1

6.5.3.                     Consolidated Domestic EBITDA.  The Company and its Domestic Subsidiaries shall, as of the end of any period of four consecutive fiscal quarters, in each case taken as one accounting period, ended on the date set forth below maintain Consolidated Domestic EBITDA of not less than the amount listed opposite each such date:

Period	Amount

April 30, 2004	$8,000,000

July 31, 2004	$1,500,000

October 31, 2004	$10,000,000

January 31, 2005	$12,000,000

April 30, 2005	$12,700,000

July 31, 2005	$24,500,000

October 31, 2005	$29,000,000

6.5.4.                     [Intentionally Deleted]

6.5.5.                     [Intentionally Deleted]

6.5.6.                     Domestic Capital Expenditures.  The aggregate amount of Capital Expenditures made by the Company and its Domestic Subsidiaries in the fiscal year of the Company ending on October 31, 2003 shall not exceed $6,500,000.  The aggregate amount of Capital Expenditures made by the Company and its Domestic Subsidiaries in the fiscal year of the Company ending on October 31, 2004 shall not exceed $11,186,000. The aggregate amount of Capital Expenditures made by the Company and its Domestic Subsidiaries in any fiscal year of the Company commencing on or after November 1, 2004 shall not exceed the lesser of:

(a)                                  the sum of (i) Capital Expenditure Formula Amount plus (ii) the amount by which Capital Expenditures made by the Company and its Domestic Subsidiaries in the immediately preceding fiscal year were less than the amount permitted by this Section 6.5.6; and

(b)                                 the sum of (i) $15,000,000 plus (ii) the amount by which Capital Expenditures made by the Company and its Domestic Subsidiaries in the immediately preceding fiscal year were less than the amount permitted by this Section 6.5.6.

6.5.7.                     Foreign Capital Expenditures.  The aggregate amount of Capital Expenditures made by the Foreign Subsidiaries in any fiscal year of the Company ending on any date specified in the table below shall not exceed the sum of (a) the amount specified opposite such fiscal year in such table plus (b) in each fiscal year of the Company commencing on or after November 1, 2003, the amount by which Capital Expenditures made by the Foreign Subsidiaries in the immediately preceding fiscal year were less than the amount specified opposite such preceding fiscal year in such table.

Fiscal Year Ending	Amount

October 31, 2003	$12,000,000

October 31, 2004	$20,000,000

October 31, 2005	$27,000,000

6.6.                              Indebtedness.  Neither the Company nor any of its Subsidiaries shall create, incur or assume, or otherwise become or remain liable with respect to, any Indebtedness, including Guarantees of Indebtedness or others and reimbursement obligations, whether contingent or matured, under letters of credit or other financial guarantees by third parties (or become contractually committed to do so), except, without duplication, the following:

6.6.1.                     Indebtedness in respect of the Credit Obligations and the Warrant Obligations.

6.6.2.                     To the extent that Capitalized Lease Obligations, Synthetic Lease Obligations and purchase money security interests are permitted by Section 6.7.2, Indebtedness in respect of such Capitalized Lease Obligations, Synthetic Lease Obligations or secured by such purchase money security interests; provided, however, that (a) the aggregate principal amount of all Indebtedness permitted by this Section 6.6.2 and incurred by the Company and the Domestic Subsidiaries shall not exceed $2,500,000 at any one time outstanding and (b) the aggregate principal amount of all Indebtedness permitted by this Section 6.6.2 and incurred by the Foreign Subsidiaries shall not exceed $7,500,000 at any one time outstanding.

6.6.3.                     Current liabilities, other than Financing Debt, incurred in the ordinary course of business or in accordance with Financial Hedge Agreements and other financial and commodity derivative contracts permitted by the other provisions of this Agreement.

6.6.4.                     To the extent that payment thereof shall not at the time be required by Section 6.1, Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials and supplies.

6.6.5.                     Indebtedness secured by Liens of carriers, warehouses, mechanics, landlords and other Persons permitted by Sections 6.7.5 and 6.7.6.

6.6.6.                     Indebtedness in respect of judgments or awards (a) which have been in force for less than the applicable appeal period or (b) in respect of which the Company or any of its Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and, in the case of each of clauses (a) and (b), the Company or such Subsidiary shall have taken appropriate reserves therefor in accordance with GAAP and execution of such judgment or award shall not be levied.

6.6.7.                     Guarantees by the Company or any of its Subsidiaries of Indebtedness and other obligations incurred by the Company or any of its Subsidiaries and permitted by the other provisions of this Section 6.6.

6.6.8.                     Indebtedness in respect of deferred taxes arising in the ordinary course of business.

6.6.9.                     Indebtedness in respect of inter-company loans and advances among the Company and its Subsidiaries which are not prohibited by Section 6.8.

6.6.10.               Unfunded pension liabilities and obligations with respect to Plans so long as the Company and all of its Subsidiaries are in compliance with Section 6.15.

6.6.11.               Indebtedness outstanding on the date hereof and described in Exhibit 7.3 and all refinancings and extensions thereof not in excess of the amount thereof outstanding immediately prior to such refinancing or extension.

6.6.12.               Indebtedness of Foreign Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any one time outstanding in an equivalent amount of United States Funds.

6.6.13.               Indebtedness of the Company and its Domestic Subsidiaries under the Congress/CIT Loan and Security Agreement and all refinancings and extensions thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this Section 6.6.13 at any one time outstanding shall not exceed $75,000,000.

6.6.14.               Indebtedness of Doe Run Peru and its Subsidiaries under the BCP Credit Agreement and all refinancings and extensions thereof not in excess of the amount thereof outstanding immediately prior to such refinancing or extension; provided, however, that the aggregate principal amount of Indebtedness permitted by this Section 6.6.14 at any one time outstanding shall not exceed $60,000,000.

6.6.15.               Indebtedness of the Company and its Subsidiaries in respect of the Existing Bonds outstanding on the date hereof.

6.6.16.               Indebtedness of the Company and its Subsidiaries in respect of the New Bonds and PIK Interest paid by the Company with respect to the New Bonds.

6.6.17.               Indebtedness of the Company in respect of the Preferred Stock and PIK Interest paid by the Company with respect to the Preferred Stock; provided, however, that the aggregate face amount of such Preferred Stock (other than Preferred Stock constituting PIK Interest) shall not exceed $20,000,000.

6.6.18.               Indebtedness of the Company in respect of which Renco has provided a Guarantee under the Renco Credit Support Agreement; provided, however, that the aggregate principal amount of Indebtedness permitted by this Section 6.6.18 at any one time outstanding shall not exceed $15,000,000.

6.6.19.               Indebtedness of the Company incurred to finance unearned premiums in respect of workers’ compensation, property, liability and political risk insurance policies maintained by the Company and its Subsidiaries pursuant to Section 6.3; provided, however, that:

(a)                                  the aggregate principal amount of Indebtedness permitted by this Section 6.6.19 at any one time outstanding shall not exceed $9,000,000;

(b)                                 [Intentionally Deleted];

(c)                                  such Indebtedness shall not be secured by any assets of any Obligor, except that the insurance policy being financed with such Indebtedness may secure such Indebtedness to the extent of (i) any unearned insurance premiums paid by the Company or any of its Subsidiaries in respect of such insurance policy, (ii) any loss payments that reduce the unearned insurance premiums for such insurance policy or (iii) any return of insurance premiums for such insurance policy;

(d)                                 the terms of such Indebtedness (including interest rates and fees), and the lender providing such Indebtedness, shall be reasonably satisfactory to the Required Lenders; and

(e)                                  the Company shall have furnished to the Lenders and the Agent all agreements, instruments and other documents evidencing, or relating to, such Indebtedness, and all such agreements, instruments and other documents shall be in form and substance reasonably satisfactory to the Required Lenders.

6.6.20.               Indebtedness of the Company, the Domestic Subsidiaries and Doe Run Peru and its Subsidiaries in respect of performance, surety or other similar bonds incurred in the ordinary course of business; provided, however, that (a) the aggregate amount of all such Indebtedness incurred by the Company and the Domestic Subsidiaries at any one time outstanding shall not exceed $3,000,000 and (b) the aggregate amount of all such Indebtedness incurred by Doe Run Peru and its Subsidiaries at any one time outstanding shall not exceed $7,500,000.

6.6.21.               Indebtedness (other than Financing Debt) in addition to the foregoing; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000.

6.7.                              Liens.  Neither the Company nor any of its Subsidiaries shall create, incur or enter into, or suffer to be created or incurred or to exist, any Lien (or become contractually committed to do so), except the following:

6.7.1.                     Liens on the Credit Security that secure the Credit Obligations.

6.7.2.                     Liens constituting (a) purchase money security interests (including mortgages, conditional sales, Capitalized Leases, Synthetic Leases and any other title retention or deferred purchase devices) in real property, interests in leases or tangible personal property (other than inventory) existing or created on the date on which such property is acquired or within 60 days thereafter, and (b) the renewal, extension or refunding of any security interest referred to in the foregoing clause (a) in an amount not to exceed the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding; provided, however, that (i) each such security interest shall attach solely to the particular item of property so acquired, and the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations and Synthetic Lease Obligations) secured thereby shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of such item of property; and

(ii) the aggregate principal amount of all Indebtedness secured by Liens permitted by this Section 6.7.2 shall not exceed the amount permitted by Section 6.6.2.

6.7.3.                     Deposits or pledges made (a) in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security, (b) in connection with casualty insurance maintained in accordance with Section 6.3, (c) to secure the performance of bids, tenders, contracts (other than contracts relating to Financing Debt) or leases, (d) to secure statutory obligations or surety or appeal bonds, (e) to secure indemnity, performance or other similar bonds in the ordinary course of business or (f) in connection with contested amounts to the extent that payment thereof shall not at that time be required by Section 6.1.

6.7.4.                     Liens in respect of judgments or awards, to the extent that such judgments or awards are permitted by Section 6.6.6 but only to the extent that such Liens are junior to the Liens on the Credit Security granted to secure the Credit Obligations.

6.7.5.                     Liens of carriers, warehouses, mechanics and similar Liens, in each case (a) to the extent that payment of the obligation giving rise to such Lien is not then due or (b) if such Lien is being contested in good faith by the Company or any of its Subsidiaries in appropriate proceedings (so long as the Company or such Subsidiary shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto).

6.7.6.                     Encumbrances in the nature of (a) zoning restrictions, (b) easements, (c) restrictions of record on the use of real property, (d) landlords’ and lessors’ Liens on rented premises and (e) restrictions on transfers or assignment of leases, which in each case do not materially detract from the value of the encumbered property or impair the use thereof in the business of the Company or any of its Subsidiaries.

6.7.7.                     Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof shall not at the time be required by Section 6.1.

6.7.8.                     Restrictions under federal and state securities laws on the transfer of securities.

6.7.9.                     The sale of doubtful accounts receivable for collection in the ordinary course of business.

6.7.10.               Liens as in effect on the date hereof described in Exhibit 7.3 (and renewals and replacements thereof) and securing Indebtedness permitted by Section 6.6.11.

6.7.11.               Liens on the Collateral (as defined in the Congress/CIT Loan and Security Agreement) that secure Indebtedness permitted by Sections 6.6.13 and 6.6.18.

6.7.12.               Liens on assets of Doe Run Peru and its Subsidiaries that secure Indebtedness permitted by Section 6.6.14.

6.7.13.               Liens on the Collateral (as defined in the Existing Senior Secured Note Indenture) that secure Indebtedness permitted by Section 6.6.15.

6.7.14.               Liens on the Credit Security that secure Indebtedness permitted by Section 6.6.16, subject to the terms of the Bondholder Intercreditor Agreement.

6.7.15.               The paramount interest of (a) the United States of America with respect to mining claims in the United States of America and (b) the applicable foreign government with respect to mining, exploration and beneficiation concessions in any foreign jurisdiction.

6.7.16.               Permitted Encumbrances (as defined in any mortgage or deed of trust granted by the Company or any of its Subsidiaries to the Agent for the benefit of the Lenders).

6.7.17.               Liens on assets of the Company and its Subsidiaries described in Section 6.6.19(b) that secure Indebtedness permitted by Section 6.6.19.

6.8.                              Investments and Acquisitions.  Neither the Company nor any of its Subsidiaries shall have outstanding, acquire or hold any Investment, including any Investment consisting of the acquisition of any business (or become contractually committed to do so), except the following:

6.8.1.                     Investments of the Company and its Subsidiaries in Domestic Subsidiaries that are Wholly-Owned Subsidiaries of the Company; provided, however, that except as otherwise required in the ordinary course of business of the Company and its Subsidiaries, no such Investment shall involve the transfer by the Company or any of its Subsidiaries of any material assets other than cash.

6.8.2.                     Inter-company loans and advances from any Wholly-Owned Subsidiary to the Company but in each case only to the extent reasonably necessary for Consolidated tax planning and working capital management; provided, however, that loans and advances from a Foreign Subsidiary to the Company or a Domestic Subsidiary must be subordinated to the Credit Obligations pursuant to an inter-company subordination agreement in form and substance satisfactory to the Required Lenders.

6.8.3.                     Investments in Cash Equivalents and Financial Hedge Agreements not prohibited by the other provisions of this Agreement.

6.8.4.                     Guarantees permitted by Section 6.6.

6.8.5.                     So long as immediately before and after giving effect thereto no Default exists, Investments of the Company and its Wholly-Owned Subsidiaries in Foreign Subsidiaries that are Wholly-Owned Subsidiaries as of the Closing Date (other than Doe Run Exploration); provided, however, that (a) such Investments shall not involve the transfer of material assets from the Company and the Domestic Subsidiaries to the Foreign Subsidiaries, other than cash and surplus equipment, and (b) Investments of the Company and the Domestic Subsidiaries in Foreign Subsidiaries made pursuant to this Section 6.8.5 shall not exceed $1,000,000 at any one time outstanding.

6.8.6.                     Investments of the Company in its Domestic Subsidiaries that are not Wholly-Owned Subsidiaries and in its Foreign Subsidiaries and Investments of any Subsidiary of the Company in any other Domestic Subsidiary of the Company that is not a Wholly-Owned Subsidiary and in any other Foreign Subsidiary of the Company, in each case outstanding on the date hereof and described in Exhibit 7.3.

6.8.7.                     Inter-company loans from the Company to Doe Run Peru that are outstanding on the date hereof and described in Exhibit 7.3.

6.8.8.                     Management fees owing from Doe Run Peru to the Company that (a) are accrued and unpaid on the date hereof and described in Exhibit 7.3, or (b) accrue after the date hereof as a result of limitations on Distributions under the BCP Credit Agreement.

6.8.9.                     So long as immediately before and after giving effect thereto (a) no Default exists, (b) no Supplemental Loans (as defined in the Congress/CIT Loan and Security Agreement) are outstanding under the Congress/CIT Loan and Security Agreement and (c) the Excess Availability (as defined in the Congress Loan and Security Agreement) under the Congress/CIT Loan and Security Agreement exceeds $5,000,000, the Company may make Investments in Compass Resources NL, an Australian corporation; provided, however, that the aggregate amount of such Investments shall not exceed $500,000 at any one time outstanding.

6.8.10.               Purchases of residential properties located in Herculaneum, Missouri, pursuant to a settlement agreement, dated April 26, 2002 with the State of Missouri, provided that such purchases are made in substantially a manner, for the purposes, and in an aggregate amount not in excess of, the manner, purposes, and amount that would be the Company’s practice with respect thereto as of the date hereof.

6.9.                              Distributions.  Neither the Company nor any of its Subsidiaries shall make any Distribution (or become contractually committed to do so), except the following:

6.9.1.                     Any Subsidiary of the Company may make Distributions to the Company or any Wholly-Owned Subsidiary of the Company.

6.9.2.                     So long as immediately before and after giving effect thereto no Default exists, the Company and its Subsidiaries may pay a monthly management fee to Renco in accordance with the Management Agreement; provided, however, (A) the aggregate amount of all such payments by the Company in any month shall not exceed $200,000, except that in the event the Company pays less than $200,000 of such fee in any month, the Company may pay the difference between $200,000 and the amount actually paid in respect of such fee by the Company in such month at any time thereafter and (B) the Company is in compliance with the covenant contained in Section 7.7(b)(iv)(C) of the Congress/CIT Loan and Security Agreement.

6.9.3.                     [Intentionally Deleted]

6.9.4.                     So long as (a) immediately before and after giving effect thereto no Default exists and (b) on the most recent interest payment date for the New Bonds the Company paid in cash all accrued and unpaid interest on the New Bonds, the Company may make payments under the Net Worth Appreciation Agreements and profit sharing plans; provided, however, that the sum of (i) the aggregate amount of payments under the Net Worth Appreciation Agreements (other than Net Worth Appreciation Agreements for former employees of the Company who retired prior to the Closing Date) during any fiscal year of the Company plus (ii) the aggregate amount of payments made under profit sharing plans by the Company and its Subsidiaries for the benefit of members of management having any contractual arrangement with the Company or any of its Subsidiaries in respect of employment or compensation during such fiscal year, shall not exceed $300,000.

6.9.5.                     So long as immediately before and after giving effect thereto no Default exists, the Company and its Subsidiaries may make Investments permitted by Section 6.8 that also constitute Distributions.

6.9.6.                     The Company may make Distributions to Renco and DRAC pursuant to the Tax Sharing Agreement and shall, no later than 5 Business Days prior to the date such Distributions are required pursuant to the Tax Sharing Agreement, provide the Agent copies of computations required thereunder in respect of such Distribution.

6.9.7.                     [Intentionally Deleted]

6.9.8.                     The Company may make payments under the Renco Credit Support Agreement.

6.9.9.                     So long as immediately before and after giving effect thereto no Default exists, the Company may make payments in respect of the Warrant Obligations.

6.9.10.               The Company may make payments to reimburse Renco for insurance premiums paid by Renco to purchase insurance policies for the Company and its Subsidiaries; provided, however, that any such insurance premiums shall be no less favorable to the Company and its Subsidiaries than the insurance premiums that the Company and its Subsidiaries would pay if the Company and its Subsidiaries has purchased such insurance policies directly from a non-Affiliate.

6.10.                        Asset Dispositions and Mergers.  Neither the Company nor any of its Subsidiaries shall merge or enter into a consolidation or sell, lease, exchange, sell and lease back, sublease or otherwise dispose of any of its assets (or become contractually committed to do so), except the following:

6.10.1.               The Company and any of its Subsidiaries may sell or otherwise dispose of: (a) inventory and Cash Equivalents in the ordinary course of business; (b) assets that (i) will be replaced in the ordinary course of business within 12 months by other assets of equal or greater value or (ii) are no longer used or useful in the business of the Company or such Subsidiary; provided, however that the aggregate fair market value (book value, if greater) of all assets sold under this clause (b) in any fiscal year shall not exceed $1,000,000; (c) doubtful accounts receivable for collection purposes in the ordinary course of business; and (d) mineral reserves through depletion from normal mining operations in the ordinary course of business.

6.10.2.               Licensing or leasing of assets for fair value in the ordinary course of business (so long as such assets are still available to be used by the Company and its Subsidiaries to the extent necessary to their businesses).

6.10.3.               Any Wholly-Owned Subsidiary of the Company may merge, consolidate or be liquidated into the Company or any other Wholly-Owned Subsidiary of the Company, so long as after giving effect to any such merger to which the Company is a party the Company shall be the surviving or resulting Person.

6.10.4.               So long as immediately before and after giving effect thereto no Default exists and the net proceeds thereof are applied to repay the Loan to the extent required by Section 4.2.2, the Company and its Subsidiaries may sell during any fiscal year for fair value (consisting of at least 80% cash) assets contributing not more than 5% of Consolidated Revenues for the Company’s most recently completed fiscal year; provided, however, that the sum of the foregoing percentages of Consolidated Revenues for all assets sold pursuant to this Section 6.10.4 since the Closing Date shall not exceed 15%.

6.11.                        Issuance of Equity by Subsidiaries; Subsidiary Distributions.

6.11.1.               Issuance of Equity by Subsidiaries.  No Subsidiary of the Company shall issue or sell any shares of its capital stock or other evidence of equity or beneficial ownership to any Person; provided, however, that any Subsidiary of the Company may issue or sell equity interests to (a)  the Company or any Wholly-Owned Subsidiary of the Company, so long as such equity interests shall have been pledged to the Agent as part of the Credit Security to the extent required by the Guarantee and Security Agreement; (b) directors of Subsidiaries of the Company as qualifying shares to the extent required by Legal Requirements; and (c)  in the case Foreign Subsidiaries, to foreign nationals to the extent that equity interests are required by Legal Requirements to be held by foreign nationals.

6.11.2.               No Restrictions on Subsidiary Distributions.  Except for this Agreement, the other Credit Documents, the Congress/CIT Loan and Security Agreement, the BCP Credit Agreement, the New Indenture, the Inter-Company Note and the Sale/Leaseback Agreement, neither the Company nor any of its Subsidiaries shall enter into or be bound by any agreement (including covenants requiring the maintenance of specified amounts of net worth or working capital) restricting the right of any Subsidiary to make Distributions or extensions of credit to the Company (directly or indirectly through another Subsidiary).

6.12.                        Voluntary Prepayments of Other Indebtedness.  Neither the Company nor any of its Subsidiaries shall make any voluntary prepayment of principal of, or interest on, any Financing Debt or make any voluntary redemptions or repurchases of Financing Debt, in each case except:

(a)                                  for voluntary prepayments of principal of, or interest on, (i) the Credit Obligations, (ii) revolving loans under the Congress/CIT Loan and Security Agreement, (iii) Supplemental Loans (as defined in the Congress/CIT Loan and Security Agreement) under the Congress/CIT Loan and Security Agreement, (iv) revolving loans under the BCP Credit Agreement and (v) the Inter-Company Note; and

(b)                                 in order to facilitate a refinancing of Indebtedness permitted by Section 6.6.

6.13.                        Derivative Contracts.  Neither the Company nor any of its Subsidiaries shall enter into any Financial Hedge Agreement or other financial or commodity derivative contracts (including puts and calls) except to provide hedge protection for an underlying economic transaction in the ordinary course of business.

6.14.                        Negative Pledge Clauses.  Neither the Company nor any of its Subsidiaries shall enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of their respective properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any collateral for such obligation if collateral is granted for another obligation, except the following:

6.14.1.               This Agreement and the other Credit Documents.

6.14.2.               The Congress/CIT Loan and Security Agreement and refinancings thereof permitted by Section 6.6.13.

6.14.3.               The BCP Credit Agreement and refinancings thereof permitted by Section 6.6.14.

6.14.4.               The New Indenture.

6.14.5.               Covenants in documents creating Liens permitted by Section 6.7 prohibiting further Liens on the assets encumbered thereby.

6.15.                        ERISA, etc.  Each of the Company and its Subsidiaries shall comply in all material respects with the provisions of all Legal Requirements, including ERISA and the Code, applicable to any Employee Benefit Plan of the Company or any of its Subsidiaries.  Each of the Company and its Subsidiaries shall meet all minimum funding requirements applicable to it with respect to any Plan pursuant to section 302 of ERISA or section 412 of the Code.  At no time shall the Accumulated Benefit Obligations under any Plan of the Company or any of its Subsidiaries that is not a Multiemployer Plan exceed the fair market value of the assets of such Plan allocable to such benefits by more than $42,000,000.  Neither the Company nor any of its

Subsidiaries shall withdraw, in whole or in part, from any Multiemployer Plan so as to give rise to withdrawal liability exceeding $2,500,000 in the aggregate.  At no time shall the actuarial present value of unfunded liabilities of the Company and its Subsidiaries for post-employment health care benefits, whether or not provided under a Plan, calculated in a manner consistent with Statement No. 106 of the United States Financial Accounting Standards Board, exceed $18,000,000.

6.16.                        Transactions with Affiliates.  Neither the Company nor any of its Subsidiaries shall effect any transaction, or agree to any economic arrangements (including tax arrangements and insurance arrangements), with any of their respective Affiliates (except for the Company and its Subsidiaries) on a basis less favorable to the Company and its Subsidiaries than would be the case if such transaction had been effected with a non-Affiliate; provided, however, that the Company and its Subsidiaries may make Distributions (including the payment of management fees and the reimbursement of insurance premiums and fees and expenses) to Renco and DRAC to the extent permitted by Section 6.9.

6.17.                        Environmental Laws.

6.17.1.               Compliance with Law and Permits.  Except as set forth on Exhibit 7.15.1, each of the Company and its Subsidiaries shall use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep in effect all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws.

6.17.2.               Notice of Claims, etc.  Each of the Company and its Subsidiaries shall immediately notify the Lenders and the Agent, and provide copies upon receipt, of all material written claims, complaints, notices or inquiries from governmental authorities relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Required Lenders any such action or proceeding that (a) relates to compliance with Environmental Laws and (b) has resulted, or creates a material risk of resulting, in a Material Adverse Change.

6.17.3.               Investigations.  Each of the Company and its Subsidiaries shall permit the Agent, so long as the Agent is acting reasonably and in good faith, for reasonable cause and upon reasonable notice, to conduct investigations to determine whether Hazardous Materials exist on any part of any real property owned or leased by the Company or any of its Subsidiaries in amounts or under circumstances that could give rise to a material liability and to determine the source, quantity and type of any such Hazardous Materials.  The Company and its Subsidiaries shall cooperate with the Agent and its officers, employees, agents and contractors in conducting such investigations and shall pay the costs and expenses of each such investigation; provided, however, that the Agent shall use reasonable efforts (a) to minimize the disruption to the operations of the business of the Company and its Subsidiaries on any real property where any such investigation is being conducted and (b) to minimize the costs associated with each such investigation.

6.18.                        Management Fees.  Except (a) to the extent permitted by Section 6.9.2 and (b) for consulting fees payable to any Person that is not an Affiliate of the Company in connection with an arms-length transaction effected in the ordinary course of business, neither the Company nor any of its Subsidiaries shall pay any management, advisory or similar fees to any Person.

6.19.                        [Intentionally Deleted]

6.20.                        Future Subsidiaries; Further Assurances.  If, at any time after the date hereof, any Person becomes a Subsidiary of the Company, the Company will, within five Business Days after any such Person becomes a Subsidiary of the Company, cause such Person to execute and deliver to the Agent, for the benefit of the Lenders and the other holders of any Credit Obligation, (a) a joinder to the Guarantee and Security Agreement, which joinder shall be in form and substance satisfactory to the Required Lenders, and (b) such mortgages, deeds of trust, leasehold mortgages and leasehold deeds of trust as are necessary to grant the Agent a first priority security interest in all material real property owned or leased by such Person; provided, however, that if such Person becomes a Subsidiary of Doe Run Peru, then such Person will not be required (i) to join the Guarantee and Security Agreement as a Pledgor (as defined in the Guarantee and Security Agreement) or (ii) to execute the documents described in clause (b) above.

6.21.                        [Intentionally Deleted]

7.                                       Representations and Warranties of Company. In order to induce the Lenders to extend credit to the Company hereunder, the Company represents and warrants as follows:

7.1.                              Organization and Business.

7.1.1.                     DRAC.  DRAC is a duly organized and validly existing corporation, in good standing under the laws of Missouri, with all power and authority, corporate or otherwise, necessary (a) to enter into and perform each Transaction Document to which it is party, (b) to guarantee the Credit Obligations, (c) to grant to the Agent for the benefit of the Lenders the security interest in the Credit Security owned by it to secure the Credit Obligations and (d) to own its properties and carry on the business now conducted or proposed to be conducted by it.  Certified copies of the Charter and By-laws of DRAC have been previously delivered to the Lenders and the Agent and are correct and complete.  Exhibit 7.1, as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth, as of the later of the date hereof or the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with Sections 6.4.1 and 6.4.2, (i) the jurisdiction of organization, the organizational identification number issued by such jurisdiction and the federal taxpayer identification number of DRAC, (ii) the address of DRAC’s principal executive office and chief place of business, (iii) each name, including any trade name, under which DRAC conducts its business.

7.1.2.                     Company.  The Company is a duly organized and validly existing corporation, in good standing under the laws of New York, with all power and authority, corporate or otherwise, necessary (a) to enter into and perform this Agreement and each other Transaction Document to which it is party, (b) to incur the Credit Obligations, (c) to grant to the Agent for the benefit of the Lenders the security interest in the Credit Security owned by it to secure the Credit Obligations and (d) to own its properties and carry on the business now conducted or proposed to be conducted by it.  Certified copies of the Charter and By-laws of the Company have been previously delivered to the Lenders and the Agent and are correct and complete.  Exhibit 7.1, as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth, as of the later of the date hereof or the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with Sections 6.4.1 and 6.4.2, (i) the jurisdiction of organization, the organizational identification number issued by such jurisdiction and the federal taxpayer identification number of the Company, (ii) the address of the Company’s principal executive office and chief place of business, (iii) each name, including any trade name, under which the Company conducts its business, (iv) the jurisdictions in which the Company owns real or tangible personal property and, in the case of real property, whether such real property is owned or leased by the Company and (v) the number of authorized and issued equity interests and ownership of the Company.

7.1.3.                     Subsidiaries.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with all power and authority, corporate or otherwise, necessary (a) to enter into and perform each Transaction Document to which it is party, (b) to guarantee the Credit Obligations, (c) to grant to the Agent for the benefit of the Lenders the security interest in the Credit Security owned by it to secure the Credit Obligations and (d) to own its properties and carry on the business now conducted or proposed to be conducted by it.  Certified copies of the Charter and By-laws of each Subsidiary of the Company have been previously delivered to the Lenders and the Agent and are correct and complete.  Exhibit 7.1, as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth, as of the later of the date hereof or the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with Sections 6.4.1 and 6.4.2, (i) the name, jurisdiction of organization, the organizational identification number issued by such jurisdiction and the federal taxpayer identification number of each Subsidiary of the Company, (ii) the address of the chief executive office and principal place of business of each such Subsidiary, (iii) each name under which each such Subsidiary conducts its business, (iv) each jurisdiction in which each such Subsidiary owns real or tangible personal property,  and, in the case of real property, whether such real property is owned or leased by such Subsidiary and (v) the number of authorized and issued equity interests and ownership of each such Subsidiary.

7.1.4.                     Qualification.  Each of DRAC, the Company and its Subsidiaries is duly and legally qualified to do business as a foreign corporation or other entity and is in good standing in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, except for failures to be so qualified, authorized or licensed which would not in the aggregate result, or create a material risk of resulting, in any Material Adverse Change.

7.1.5.                     Capitalization.  Except (a) for the Warrants and (b) as set forth on Exhibit 7.1, no options, warrants, conversion rights, preemptive rights or other statutory or contractual rights to purchase shares of capital stock or other equity securities of the Company or any of its Subsidiaries now exist, nor has the Company or any of its Subsidiaries authorized any such right, nor is the Company or any of its Subsidiaries obligated in any other manner to issue shares of its capital stock or other equity securities.

7.2.                              Financial Statements and Other Information; Material Agreements.

7.2.1.                     Financial Statements and Other Information.  The Company has previously furnished to the Lenders copies of the following:

(a)                                  The audited Consolidated and unaudited Consolidating balance sheets of the Company and its Subsidiaries as at October 31 in each of 1999, 2000, 2001 and 2002 and the audited Consolidated and unaudited Consolidating statements of income and the audited Consolidated statements of changes in shareholders’ equity and of cash flows of the Company and its Subsidiaries for the fiscal years of the Company then ended and the unaudited Consolidated and Consolidating balance sheets of the Company and its Subsidiaries as of October 31, 2003 and the unaudited Consolidated and Consolidating statements of income and the unaudited Consolidated statements of changes in shareholders’ equity and of cash flows of the Company and its Subsidiaries for the fiscal year then ended.

(b)                                 The unaudited Consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2004 and the unaudited Consolidated statements of income, of changes in shareholders’ equity and of cash flows of the Company and its Subsidiaries for the portion of the fiscal year then ended.

(c)                                  The Company’s report on Form 10-K for its fiscal year ended October 31, 2001, as filed with the Securities and Exchange Commission.

(d)                                 The Company’s report on Form 10-Q for its fiscal quarter ended July 31, 2002, as filed with the Securities and Exchange Commission.

(e)                                  The three-year financial and operational projections for the Company and its Subsidiaries dated November 11, 2003 and covering the period from November 1, 2003 through October 31, 2006.

(f)                                    The Exchange Offer Documents.

The audited Consolidated financial statements (including the notes thereto) referred to in clause (a) above were prepared in accordance with GAAP (as in effect at the time such financial statements were prepared) and fairly present in all material respects the financial position of the Company and its Subsidiaries on a Consolidated basis at the respective dates thereof and the results of their operations for the periods covered thereby.  The unaudited Consolidating financial statements referred to in clause (a) above and the unaudited Consolidated financial statements referred to in clause (b) above were prepared in accordance with GAAP (as in effect at the time such financial statements were prepared) and fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations for the periods covered thereby, subject to normal year-end audit adjustments and the addition of footnotes in the case of interim financial statements.  Except as set forth on Exhibit 7.2.1, neither the Company nor any of its Subsidiaries has any known contingent liability material to the Company and its Subsidiaries on a Consolidated basis which is not reflected in the balance sheet referred to in clause (b) above (or the most recent balance sheet delivered pursuant to Section 6.4.1 or 6.4.2) or in the notes thereto.

The Form 10-K referred to in clause (c) above and the Form 10-Q referred to in clause (d) above contained, and any 10-K or 10-Q hereafter delivered pursuant to Section 6.4.4(e) shall contain, all information required to be contained therein and otherwise complied in all material respects with the Exchange Act.  Neither such Form 10-K nor such Form 10-Q contained any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

In the Company’s judgment, the financial and operational projections referred to in clause (e) above constitute a reasonable basis as of the date hereof for the assessment of the future performance of the Company and its Subsidiaries during the period indicated therein, it being understood that any projected financial information represents an estimate, based on various assumptions (including commodity price assumptions), of future results of operations which may or may not in fact occur.

7.2.2.                     Material Agreements.  Each of the Material Agreements is listed on Exhibit 7.2.2 (as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2).  The Company has previously furnished to the Lenders correct and complete copies, including all exhibits, schedules and amendments thereto, of the Material Agreements, each as in effect on the date hereof.

7.3.                              Agreements Relating to Financing Debt, Investments, etc.  Exhibit 7.3, as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2, sets forth:

7.3.1.                     The amounts (as of the dates indicated in Exhibit 7.3, as so supplemented) of all Financing Debt of the Company and its Subsidiaries and all agreements, Liens and Guarantees which relate to such Financing Debt as well as all Indebtedness incurred by the Company and allowed pursuant to Sections 6.6.6 and 6.6.21 hereunder.

7.3.2.                     The amounts (as of the dates indicated in Exhibit 7.3, as so supplemented) of all Investments of the Company and its Subsidiaries, all agreements which relate to such Investments and all agreements which directly or indirectly require the Company or any Subsidiary to make any Investment.

7.3.3.                     Material license agreements with respect to the products of the Company and its Subsidiaries, including the parties thereto and the expiration dates thereof.

7.3.4.                     All copyrights owned by DRAC, the Company and its Subsidiaries that are registered with the United States Copyright Office (or any office maintaining registration of copyrights in any foreign jurisdiction) and all applications for such registration.

7.3.5.                     All trademarks and service marks owned by DRAC, the Company and its Subsidiaries that are registered with the United States Patent and Trademark Office (or any office maintaining registration of trademarks and service marks in any state of the United States of America or any foreign jurisdiction) and all applications for such registration.

7.3.6.                     All United States and foreign patents and patent applications owned by DRAC, the Company and its Subsidiaries.

7.3.7.                     All internet domain names owned by DRAC, the Company and its Subsidiaries and the registry with which each such domain name is registered.

7.3.8.                     All commercial tort claims held by DRAC, the Company and its Subsidiaries and related information with respect to the status of the proceedings.

7.3.9.                     All bank and deposit accounts owned by DRAC, the Company and its Subsidiaries.

The Company has furnished the Lenders correct and complete copies of any agreements described above in this Section 7.3 requested by the Lenders.

7.4.                              Changes in Condition.  Except as set forth in the Exchange Offer Documents and as otherwise set forth on Schedule 7.4 hereof, since October 31, 2002, no Material Adverse Change has occurred.  Except for the transactions contemplated by this Agreement and the other Transaction Documents, between October 31, 2002 and the date hereof, neither the Company nor any Subsidiary of the Company has entered into any material transaction outside the ordinary course of business.

7.5.                              Title to Assets.  The Company and its Subsidiaries have good and marketable title to (a) all assets necessary for or used in the operations of their business as now conducted by them and reflected in the most recent balance sheet referred to in Section 7.2.1 and (b) all assets necessary for or used in the operations of their business as now conducted by them and acquired subsequent to the date of such balance sheet, in each case subject to no Liens except for Liens permitted by Section 6.7.

7.6.                              Operations in Conformity with Law, etc.  The operations of the Company and its Subsidiaries as now conducted or proposed to be conducted are not in violation of, nor is the Company or any of its Subsidiaries in default under, any Legal Requirement presently in effect, except for such violations and defaults as do not and will not, in the aggregate, result, or create a material risk of resulting, in any Material Adverse Change.  Except as set forth on Exhibit 7.6, the Company has received no notice of any such violation or default and has no knowledge of any basis on which the operations of the Company or its Subsidiaries, as now conducted and as currently proposed to be conducted after the date hereof, would give rise to any such violation or default, except for such violations and defaults as do not and will not, in the aggregate, result, or create a material risk of resulting, in any Material Adverse Change.

7.7.                              Litigation.  Except as set forth on Exhibit 7.7, no litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency or any arbitrator is pending or, to the knowledge of the Company or any other Obligor, threatened which (a) involves any material risk of any final judgment, order or liability which, after giving effect to any applicable insurance, has resulted, or creates a material risk of resulting, in any Material Adverse Change or (b) seeks to enjoin the consummation, or questions the validity, of any of the transactions contemplated by this Agreement or any other Transaction Document.  No judgment, decree or order of any court, board or other governmental or administrative agency or any arbitrator has been issued against or binds the Company or any of its Subsidiaries which has resulted, or creates a material risk of resulting, in any Material Adverse Change.

7.8.                              Authorization and Enforceability.  Each Obligor has taken all corporate action required to execute, deliver and perform each Transaction Document to which it is party.  No consent of stockholders of any Obligor is necessary in order to authorize the execution, delivery or performance of any Transaction Document to which such Obligor is party.  This Agreement and each other Transaction Document constitutes the legal, valid and binding obligation of each Obligor party thereto and is enforceable against such Obligor in accordance with its terms.

7.9.                              No Legal Obstacle to Agreements.  Neither the execution and delivery of this Agreement or any other Transaction Document, nor the making of any borrowing hereunder, nor the guaranteeing of the Credit Obligations, nor the securing of the Credit Obligations with the Credit Security, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Transaction Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease contemplated by this Agreement or any other Transaction Document, has constituted or resulted in or will constitute or result in:

(a)                                  any breach or termination of the provisions of (i) any agreement, instrument, deed or lease to which the Company, any of its Subsidiaries or any other Obligor is a party or by which any such Person is bound, or (ii) the Charter or By-laws of the Company, any of its Subsidiaries or any other Obligor;

(b)                                 the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Company, any of its Subsidiaries or any other Obligor;

(c)                                  the creation under any agreement, instrument, deed or lease of any Lien (other than Liens on the Credit Security which secure the Credit Obligations and Liens permitted by Section 6.7) upon any of the assets of the Company, any of its Subsidiaries or any other Obligor; or

(d)                                 any redemption, retirement or other repurchase obligation of the Company, any of its Subsidiaries or any other Obligor under any Charter, By-law, agreement, instrument, deed or lease.

Except for filings necessary to perfect the Agent’s security interest in the Credit Security, no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by the Company, any of its Subsidiaries or any other Obligor in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the making of any borrowing hereunder, the guaranteeing of the Credit Obligations or the securing of the Credit Obligations with the Credit Security.

7.10.                        Defaults.  Immediately after giving effect to this Agreement, none of the Company, its Subsidiaries and the other Obligors will be in default under any provision of its Charter or By-laws or of this Agreement or any other Transaction Document.  Immediately after giving effect to this Agreement, none of the Company, its Subsidiaries and the other Obligors will be in default under any provision of any agreement, instrument, deed or lease to which it is party or by which it or its property is bound so as to result, or create a material risk of resulting, in any Material Adverse Change.

7.11.                        Licenses, etc.  Except as set forth on Exhibit 7.11, the Company and its Subsidiaries have all patents, patent applications, patent licenses, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, franchises, permits, authorizations and other rights as are reasonably necessary for the conduct of the business of the Company and its Subsidiaries as now conducted by them.  All of the foregoing are in full force and effect in all material respects, and each of the Company and its Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others which has resulted, or creates a material risk of resulting, in any Material Adverse Change.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such license, franchise or other right or which affects the rights of any of the Company and its Subsidiaries thereunder so as to result, or to create a material risk of resulting, in any Material Adverse Change.

7.12.                        Taxes.  Each of the Company and its Subsidiaries has filed all material tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to such returns or to any assessment received by it, other than taxes and assessments being contested by the Company and its Subsidiaries in good faith by appropriate proceedings and for which adequate reserves have been taken in accordance with GAAP.  Neither the Company nor any of its Subsidiaries knows of any material additional assessments or any basis therefor.  The Company reasonably believes that the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are adequate.  The Company is a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code.  Except as set forth on Exhibit 7.12, no federal, state, local or foreign tax audits or administrative or judicial tax proceeding is pending or, to the knowledge of the Company or any other Obligor, threatened with respect to the Company or any of its Subsidiaries.

7.13.                        Certain Business Representations.

7.13.1.               Labor Relations.  Except as set forth on Exhibit 7.13.1., no dispute or controversy between the Company or any of its Subsidiaries and any of their respective employees has resulted, or is reasonably likely to result, in any Material Adverse Change, and neither the Company nor any of its Subsidiaries anticipates that its relationships with its unions or employees will result, or are reasonably likely to result, in any Material Adverse Change.  The Company and each of its Subsidiaries is in compliance in all material respects with all federal and state laws with respect to (a) non-discrimination in employment with which the failure to comply, in the aggregate, has resulted, or creates a material risk of resulting, in a Material Adverse Change and (b) the payment of wages.

7.13.2.               Distributors, Customers and Suppliers.  Exhibit 7.13.2 sets forth a complete and accurate list of:  (a) the ten largest distributors of the products of the Company and its Subsidiaries during the fiscal year ended October 31, 2003, indicating the specific product distributed by each such distributor, the existing contractual arrangements, if any, with each such distributor and the volume of products distributed by each such distributor; (b) the ten largest customers (by dollar volume) of the Company and its Subsidiaries during the fiscal year ended October 31, 2003, indicating the existing contractual arrangements with each such customer by product; and (c) all suppliers of significant materials or services to the Company and its Subsidiaries, indicating the contractual arrangements for continued supply from each such supplier.

7.13.3.               Antitrust.  To the knowledge of the Company and its Subsidiaries, each of the Company and its Subsidiaries is in compliance in all material respects with all federal and state antitrust laws relating to its business and the geographic concentration of its business.

7.13.4.               Consumer Protection.  Neither the Company nor any of its Subsidiaries is in violation of any rule, regulation, order or interpretation of any rule, regulation or order of the Federal Trade Commission (including truth-in-lending), with which the failure to comply, in the aggregate, has resulted, or creates a material risk of resulting, in a Material Adverse Change.

7.13.5.               Extraordinary Obligations.  Except as set forth on Exhibit 7.13.5, neither the Company nor any of its Subsidiaries is party to or bound by any agreement, instrument, deed or lease or is subject to any Charter, By-law or other restriction, commitment or requirement which, in the opinion of the management of such Person, is so unusually burdensome as in the foreseeable future to result, or create a material risk of resulting, in a Material Adverse Change.

7.13.6.               Future Expenditures.  Except as set forth on Exhibit 7.13.6, neither the Company nor any of its Subsidiaries anticipate that the future expenditures, if any, by the Company and its Subsidiaries needed to meet the provisions of any existing federal, state or foreign governmental statutes, orders, rules or regulations (including all

Environmental Laws) will be so burdensome as to result, or create a material risk of resulting, in any Material Adverse Change.

7.14.                        Pension Plans.  Each Employee Benefit Plan (other than a Multiemployer Plan) of the Company and its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, each Multiemployer Plan of the Company and its Subsidiaries is in material compliance with the applicable provisions of all Legal Requirements, including ERISA and the Code.  Each Plan of the Company and its Subsidiaries is set forth in Exhibit 7.14 (as from time to time hereafter supplemented in accordance with Section 6.4.1).  Except as specifically set forth in Exhibit 7.14 (as so supplemented), the fair market value of the assets of each Plan (other than a Multiemployer Plan) of the Company and its Subsidiaries exceeds the actuarial present value of the liabilities of each such Plan.  Except as set forth in Exhibit 7.14 (as so supplemented), no “reportable event” (as defined in section 4043 of ERISA) that could reasonably be expected to result in termination of any Plan or the appointment by the appropriate United States District Court of a trustee to administer any Plan, has occurred; neither the Company nor any of its subsidiaries has been notified, orally or in writing, by the PBGC that any proceedings to terminate any Plan or to cause a trustee to be appointed to administer any Plan are pending, threatened or have been instituted; no proceeding is pending, threatened or has been instituted by any fiduciary of any Plan against the Company or any of its Subsidiaries to enforce section 515 or 4219(c)(5) of ERISA; and no Lien in favor of any Plan could reasonably be expected to be imposed.  The Company and its Subsidiaries have met all of the funding standards under section 302 of ERISA and section 412 of the Code which are applicable to all Plans that are not Multiemployer Plans, and no condition exists which could reasonably be expected to result in the institution of proceedings to terminate any Plan that is not a Multiemployer Plan under section 4042 of ERISA.  To the knowledge of the Company and its Subsidiaries, no Plan that is a Multiemployer Plan is currently insolvent or in reorganization or has been terminated within the meaning of ERISA.

7.15.                        Environmental Regulations.

7.15.1.               Environmental Compliance.  Except as set forth on Exhibit 7.15.1, each of the Company and its Subsidiaries is in compliance in all material respects with each Environmental Law in effect in any jurisdiction in which any properties of the Company or any of its Subsidiaries are located or where any of them conducts its business, and with all applicable published rules and regulations (and applicable standards and requirements) of the federal Environmental Protection Agency and of any similar agencies in states or foreign countries in which the Company or its Subsidiaries conducts its business other than those which in the aggregate have not resulted, and do not create a material risk of resulting, in a Material Adverse Change.

7.15.2.               Environmental Litigation.  Except as set forth on Exhibit 7.15.2 (as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2), no suit, claim, action or proceeding of which the Company or any of its Subsidiaries has been given notice or otherwise has knowledge is now pending before any court, governmental agency or board or other forum, or to the knowledge of the Company and its Subsidiaries, threatened by any Person (nor to the knowledge of the Company and its Subsidiaries, does any factual basis exist therefor) for, and neither the Company nor any of its Subsidiaries have received written correspondence from any federal, state or local governmental authority with respect to:

(a)                                  noncompliance by the Company or any of its Subsidiaries with any Environmental Law;

(b)                                 personal injury, wrongful death or other tortious conduct relating to materials, commodities or products used, generated, sold, transferred or manufactured by the Company or any of its Subsidiaries (including products made of, containing or incorporating asbestos, lead or other Hazardous Material; or

(c)                                  the release into the environment by the Company or any of its Subsidiaries of any Hazardous Material generated by the Company or any of its Subsidiaries whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries.

7.15.3.               Hazardous Material.  Exhibit 7.15.3 (as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2) (a) contains a list as of the date hereof of all waste disposal or dump sites (i) at which Hazardous Material generated by either the Company or any of its Subsidiaries has been disposed of directly by the Company or any of its Subsidiaries since January 1, 1996 and all independent contractors to whom the Company and its Subsidiaries have delivered any such Hazardous Material since January 1, 1996 and (ii) to the knowledge of the Company and its Subsidiaries, where any such Hazardous Material finally came to be located since January 1, 1996, and (b) indicates all such sites which are or have been included (including as a potential or suspect site) in any published federal, state or local “superfund” or other list of hazardous or toxic waste sites.  Any waste disposal or dump sites (A) at which Hazardous Material generated by either the Company or any of its Subsidiaries has been disposed of directly by the Company or any of its Subsidiaries, and all independent contractors to whom the Company or any of its Subsidiaries have delivered Hazardous Material or (B) to the knowledge of the Company and its Subsidiaries, where Hazardous Material finally came to be located, has not resulted, and does not create a material risk of resulting, in a Material Adverse Change.

7.15.4.               Environmental Condition of Properties.  None of the properties owned or leased by the Company or any of its Subsidiaries has been used as a treatment, storage or disposal site for Hazardous Material, other than as disclosed in Exhibit 7.15.4 (as from time to time hereafter supplemented in accordance with Sections 6.4.1 and 6.4.2).  Except for the sites disclosed in Exhibit 7.15.4 (as so supplemented), no Hazardous Material is present in any real property currently or formerly owned or operated by the Company or any of its Subsidiaries except that which has not resulted, and does not create a material risk of resulting, in a Material Adverse Change.

7.16.                        Indentures.  Each of the Existing Indentures, the Existing Supplemental Indentures and the New Indenture is a valid and binding contract as to the Company and, to the knowledge of the Company, the Trustee.  The Company is not and, after giving effect to the

Agreement contemplated hereby, will not be, in default in any material respect of its obligations under any of the Existing Indentures, the Existing Supplemental Indentures or the New Indenture and, to the knowledge of the Company, the Trustee will not be in default in any material respect of any of its obligations thereunder.

7.17.                        Government Regulation; Margin Stock.

7.17.1.               Government Regulation.  Neither the Company nor any of its Subsidiaries, nor any Person controlling or under common control with the Company or any of its Subsidiaries, is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act, the Interstate Commerce Act or any other statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) that regulates the incurring by the Company or any of its Subsidiaries of Financing Debt as contemplated by this Agreement and the other Credit Documents.

7.17.2.               Margin Stock.  Neither the Company nor any of its Subsidiaries owns any Margin Stock.

7.18.                        Solvency.  As of the date hereof, the Company and its Subsidiaries, taken as a whole:

(a)                                  are solvent;

(b)                                 have assets having a fair saleable value in excess of the amount required to pay their probable liability on their existing debts as such debts become absolute and mature;

(c)                                  have access to adequate capital for the conduct of their business; and

(d)                                 have the ability to pay their debts from time to time incurred.

7.19.                        [Intentionally Deleted]

7.20.                        Disclosure.  Neither this Agreement, nor any other Transaction Document, nor any financial statement, report, notice, mortgage, assignment or certificate furnished or to be furnished to the Lenders or the Agent by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or thereby, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  Except as disclosed in this Agreement or the Exchange Offer Documents, no fact is actually known to the Company or any of its Subsidiaries which has resulted, or in the future (so far as the Company or any of its Subsidiaries can reasonably foresee) will result, or creates a material risk of resulting, in any Material Adverse Change, except to the extent that present or future general economic conditions may result in a Material Adverse Change.

8.                                       Defaults.

8.1.                              Events of Default.  The following events are referred to as “Events of Default”:

8.1.1.                     Payment.  The Company, any of its Subsidiaries or any other Obligor shall fail to make any payment in respect of:  (a) any interest, discount or fee on or in respect of any of the Credit Obligations owed by it as the same shall become due and payable, and such failure shall continue for a period of five Business Days or (b) any principal of any of the Credit Obligations owed by it as the same shall become due, whether at maturity or by acceleration or otherwise.

8.1.2.                     Specified Covenants.  The Company or any of its Subsidiaries shall fail to perform or observe any of the provisions of Section 6.4.5, Sections 6.5 through 6.21 or Section 11.6, and such failure shall not be rectified or cured to the written satisfaction of the Required Lenders within 15 days after the earlier of (a) notice thereof by the Required Lenders or the Agent to the Company or (b) a Financial Officer shall have actual knowledge thereof.

8.1.3.                     Other Covenants.  The Company, any of its Subsidiaries or any other Obligor shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by it under this Agreement or any other Credit Document, and such failure shall not be rectified or cured to the written satisfaction of the Required Lenders within 30 days after the earlier of (a) notice thereof by the Required Lenders or the Agent to the Company or (b) a Financial Officer shall have actual knowledge thereof.

8.1.4.                     Representations and Warranties.  Any representation or warranty of or with respect to the Company, any of its Subsidiaries or any other Obligor made to the Lenders or the Agent in, pursuant to or in connection with this Agreement, any other Credit Document or in any financial statement, report, notice, mortgage, assignment or certificate delivered to any of the Lenders or the Agent by the Company, any of its Subsidiaries or any other Obligor in connection herewith or therewith, shall be false in any material respect on the date as of which it was made.

8.1.5.                     Material Financing Debt Cross Default, etc.

(a)                                  The Company or any of its Subsidiaries shall fail to make any payment when due (after giving effect to any applicable grace periods) in respect of any Material Financing Debt;

(b)                                 the Company or any of its Subsidiaries shall fail to perform or observe the terms of any agreement or instrument relating to any Material Financing Debt, and such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument, and such failure shall permit the acceleration of such Material Financing Debt;

(c)                                  all or any part of any Material Financing Debt of the Company or any of its Subsidiaries shall be accelerated or shall become due or payable prior to its stated maturity for any reason whatsoever (except with respect to voluntary prepayments or mandatory contingent payments that do not result from a default thereunder or the occurrence of an event similar to an Event of Default hereunder);

(d)                                 any Lien on any property of the Company or any of its Subsidiaries securing any Material Financing Debt shall be enforced by foreclosure or similar action; or

(e)                                  any holder of any Material Financing Debt shall exercise any right of rescission with respect to the issuance thereof or put, mandatory prepayment or repurchase rights against the Company or any of its Subsidiaries with respect to such Material Financing Debt (other than any such rights that may be satisfied with “payment in kind” notes or other similar securities).

8.1.6.                     Ownership; Liquidation; etc.  Except as permitted by Section 6.10:

(a)                                  any Person, together with “affiliates” and “associates” of such Person within the meaning of Rule 12b-2 of the Exchange Act, or any “group” including such Person under sections 13(d) and 14(d) of the Exchange Act, other than Ira Rennert and trusts of which Ira Rennert is the grantor, shall acquire after the date hereof (i) beneficial ownership within the meaning of Rule 13d-3 of the Exchange Act of 33% or more of either the voting stock or total equity capital of Renco or (ii) direct or indirect control of Renco through a shareholder, voting or similar agreement or arrangement;

(b)                                 Renco shall cease to own, beneficially and of record, (a) all the capital stock of DRAC and (b) all the Preferred Stock;

(c)                                  DRAC shall cease to own, beneficially and of record, all the Common Stock, except for Common Stock issued upon exercise of the Warrants;

(d)                                 the Company shall cease to own, directly or indirectly, all the capital stock of its Subsidiaries, except to the extent permitted by Section 6.11.1; or

(e)                                  the Company or any of its Subsidiaries or any other Obligor shall initiate any action to dissolve, liquidate or otherwise terminate its existence.

8.1.7.                     Enforceability, etc.  Any Credit Document shall cease for any reason (other than the scheduled termination thereof in accordance with its terms) to be enforceable in accordance with its terms or in full force and effect; or any party to any Credit Document shall so assert in a judicial or similar proceeding; or the security interests created by this Agreement or any other Credit Document shall cease to be enforceable and of the same effect and priority purported to be created hereby.

8.1.8.                     Judgments.  A final judgment (a) which, with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $2,500,000 in excess of applicable insurance coverage shall be rendered against the Company or any of its Subsidiaries, or (b) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Change and in either case if (i) within 30 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within 30 days after the expiration of any such stay, such judgment shall not have been discharged.

8.1.9.                     ERISA.  Any “reportable event” (as defined in section 4043 of ERISA) shall occur that reasonably could be expected to result in termination of any Plan or the appointment by the appropriate United States District Court of a trustee to administer any Plan or the imposition of a Lien in favor of any Plan, and such “reportable event” (as defined in section 4043 of ERISA) shall not be cured or rectified within 15 days thereafter; or the Company or any of its Subsidiaries shall fail to pay when due amounts aggregating in excess of $3,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate any Plan shall be filed under Title IV of ERISA and the assets of such Plan shall not exceed the liabilities of such Plan on a termination basis as determined under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against the Company or any of its Subsidiaries to enforce section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated.

8.1.10.               [Intentionally Deleted]

8.1.11.               [Intentionally Deleted]

8.1.12.               Bankruptcy, etc.  The Company, any of its Subsidiaries or any other Obligor shall:

(a)                                  commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case;

(b)                                 (i) have filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within 60 days after the date on which such petition is filed, or (ii) file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided, or (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

(c)                                  seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

(d)                                 have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or

(e)                                  make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

8.2.                              Certain Actions Following an Event of Default.  If one or more Events of Default shall occur and be continuing, then in each and every such case:

8.2.1.                     Specific Performance; Exercise of Rights.  The Required Lenders may, and, upon written request of the Required Lenders, the Agent shall, proceed to protect and enforce the Lenders’ rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Credit Document (other than Financial Hedge Agreements) or in any instrument or assignment delivered to the Lenders pursuant to this Agreement or any other Credit Document (other than Financial Hedge Agreements), or in aid of the exercise of any power granted in this Agreement or any other Credit Document (other than Financial Hedge Agreements) or any such instrument or assignment.

8.2.2.                     Acceleration.  The Required Lenders may, and, upon written request of the Required Lenders, the Agent shall, by notice in writing to the Company declare all or any part of the unpaid balance of the Credit Obligations (other than amounts under Financial Hedge Agreements) then outstanding to be immediately due and payable; provided, however, that if a Bankruptcy Default shall have occurred, the unpaid balance of the Credit Obligations (other than amounts under Financial Hedge Agreements) shall automatically become immediately due and payable.

8.2.3.                     Enforcement of Payment; Credit Security; Setoff.  Upon written request of the Required Lenders, the Agent shall proceed to enforce payment of the Credit Obligations in such manner as it may elect and to realize upon any and all rights in the Credit Security.  The Lenders may offset and apply toward the payment of the Credit Obligations (and/or toward the curing of any Event of Default) any Indebtedness (including, but not limited to, Indebtedness on account of obligations owed to any Obligor which is a Subsidiary of any Lender) from the Lenders, or any of them, to the respective Obligors, including, but not limited to, any Indebtedness represented by deposits in any account maintained with the Lenders, regardless of the adequacy of any security for the Credit Obligations.  The Lenders shall have no duty to determine the adequacy of any such security in connection with any such offset.

8.2.4.                     Cumulative Remedies.  To the extent not prohibited by applicable law which cannot be waived, all of the Lenders’ rights hereunder and under each other Credit Document shall be cumulative.

8.3.                              Annulment of Defaults.  Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of the Credit Documents (other than Financial Hedge Agreements) until:

(a)                                  such Event of Default has been cured;

(b)                                 the Agent (with the consent of the Required Lenders) shall have waived such Event of Default in writing or entered into an amendment to this Agreement or any other applicable Credit Document which by its express terms cures such Event of Default; or

(c)                                  if such Event of Default has occurred under Section 8.1.5 as a result of any default relating to any Material Financing Debt, each applicable Person shall have duly waived such default in writing or entered into an amendment to any applicable agreement which by its express terms cures such default;

at which time such Event of Default shall no longer be deemed to exist or to have continued.  No such action by the Lenders or the Agent shall extend to or affect any subsequent Event of Default or impair any rights of the Lenders upon the occurrence thereof.  The making of any extension of credit during the existence of any Default or Event of Default shall not constitute a waiver thereof.

8.4.                              Waivers.  To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, each of the Company and its Subsidiaries waives:

(a)                                  all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor;

(b)                                 any requirement of diligence or promptness on the part of any Lender or the Agent in the enforcement of its rights under this Agreement or any other Credit Document;

(c)                                  any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

(d)                                 any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement or any other Credit Document or with respect to the Credit Obligations.

9.                                       Expenses; Indemnity.

9.1.                              Expenses. The Company will pay:

(a)                                  all reasonable expenses of the Lenders and the Agent (including reasonable fees and disbursements of the counsel to the Lenders and the Agent) in connection with the negotiation, preparation and duplication of this Agreement and each other Credit Document, examinations by, and reports of, the Agent’s commercial financial examiners, fixed asset appraisers and environmental consultants, the transactions contemplated hereby and thereby and amendments, waivers, consents and other operations hereunder and thereunder;

(b)                                 all recording and filing fees and transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement, any other Credit Document, any Credit Security or the incurrence of the Credit Obligations; and

(c)                                  all other reasonable expenses incurred by any Lender, any holder of any Credit Obligation or the Agent in connection with the enforcement of any rights hereunder or under any other Credit Document or any work-out negotiations relating to the Credit Obligations, including costs of collection and reasonable attorneys’ fees (including a reasonable allowance for the hourly cost of attorneys employed by the Lenders on a salaried basis) and expenses.

9.2.                              General Indemnity.  The Company shall indemnify the Lenders and the Agent and hold them harmless from any liability, loss or damage resulting from the violation by the Company of Section 2.3.3.  In addition, the Company shall indemnify each Lender, the Agent and each of the Lenders’ and the Agent’s directors, officers, employees, agents, attorneys, accountants, consultants and Affiliates (each Lender, the Agent and each of such directors, officers, employees, agents, attorneys, accountants, consultants and Affiliates is referred to as an “Indemnified Party”) and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnified Party may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with (a) the Indemnified Party’s compliance with or contest of any subpoena or other process issued against it in any proceeding involving the Company or any of its Subsidiaries or their Affiliates, (b) any litigation or investigation involving the Company, any of its Subsidiaries or their Affiliates, or any officer, director or employee thereof, (c) the existence or exercise of any security rights with respect to the Credit Security in accordance with the Credit Documents, or (d) this Agreement, any other Credit Document, or any transaction contemplated hereby or thereby; provided, however, that the foregoing indemnity shall not apply (i) to litigation commenced by the Company or any of its Subsidiaries against the Lenders or the Agent which seeks enforcement of any of the rights of the Company or such Subsidiary hereunder or under any other Credit Document and is determined adversely to the Lenders or the Agent in a final nonappealable judgment or (ii) to any Indemnified Party to the extent such claims, damages, liabilities and expenses are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such

Indemnified Party’s own gross negligence or willful misconduct.  THE COMPANY EXPRESSLY ACKNOWLEDGES THAT IT MAY BE REQUIRED TO INDEMNIFY PERSONS AGAINST THEIR OWN NEGLIGENCE.

10.                                 Agent.

10.1.                        Percentage Interests.  The Percentage Interest of each Lender in the Loan, and the related Commitment, shall be computed based on the maximum principal amount for each Lender as set forth in the Register, as from time to time in effect.  The current Percentage Interests are set forth in Exhibit 10.1, which may be updated by the Agent from time to time to conform to the Register.

10.2.                        Agent’s Authority to Act, etc.  Each of the Lenders appoints and authorizes Renco to act for the Lenders as the Lenders’ Agent in connection with the transactions contemplated by this Agreement and the other Credit Documents (other than Financial Hedge Agreements) on the terms set forth herein.  All action in connection with the enforcement of, or the exercise of any remedies (other than the Lenders’ rights of set-off as provided in Section 8.2.4 or in any Credit Document) in respect of the Credit Obligations and Credit Documents shall be taken by the Agent.

10.3.                        Company to Pay Agent, etc.  The Company and each other Obligor shall be fully protected in making all payments in respect of the Credit Obligations (other than payments under Financial Hedge Agreements) to the Agent, in relying upon consents, modifications and amendments executed by the Agent purportedly on the Lenders’ behalf, and in dealing with the Agent as herein provided.  The Agent may charge the accounts of the Company, on the dates when the amounts thereof become due and payable, with the amounts of the principal of and interest on the Loan and all fees and other amounts owing under any Credit Document (other than Financial Hedge Agreements).

10.4.                        Lender Operations for Advances, etc.

10.4.1.               [Intentionally Deleted]

10.4.2.               Agent to Allocate Payments, etc.  All payments of principal and interest in respect of the extensions of credit made pursuant to this Agreement and all fees and other amounts under this Agreement shall, as a matter of convenience, be made by the Company and the Obligors to the Agent in immediately available funds by noon (New York time) on any Business Day.  The share of each Lender shall be credited to such Lender by the Agent in immediately available funds by 2:00 p.m. (New York time) on such Business Day in such manner that the principal amount of the Credit Obligations to be paid shall be paid proportionately in accordance with the Lenders’ respective Percentage Interests in such Credit Obligations, except as otherwise provided in this Agreement.  Under no circumstances shall any Lender be required to produce or present its Note as evidence of its interests in the Credit Obligations in any action or proceeding relating to the Credit Obligations.

10.4.3.               Nonperforming Lenders.  In the event that any Lender fails to reimburse the Agent pursuant to Section 10.4.1 for the Percentage Interest of such Lender

(a “Nonperforming Lender”) in any portion of the Loan advanced by the Agent pursuant hereto, overdue amounts (the “Delinquent Payment”) due from the Nonperforming Lender to the Agent shall bear interest, payable by the Nonperforming Lender on demand, at a per annum rate equal to (a) the Applicable Rate for the first three days overdue and (b) the sum of (i) the Applicable Rate plus (ii) 2% for any longer period.  Such interest shall be payable to the Agent for its own account for the period commencing on the date of the Delinquent Payment and ending on the date the Nonperforming Lender reimburses the Agent on account of the Delinquent Payment (to the extent not paid by any Obligor as provided below) and the accrued interest thereon (the “Delinquency Period”), whether pursuant to the assignments referred to below or otherwise.  Upon notice by the Agent, the Company will pay to the Agent the principal (but not the interest) portion of the Delinquent Payment.  During the Delinquency Period, in order to make reimbursements for the Delinquent Payment and accrued interest thereon, the Nonperforming Lender shall be deemed to have assigned to the Agent all interest, fees and other payments made by the Company under Section 3 that would have thereafter otherwise been payable under the Credit Documents to the Nonperforming Lender.  During any period in which any Nonperforming Lender is not performing its obligations to extend credit under Section 2, the Nonperforming Lender shall be deemed to have assigned to each Lender that is not a Nonperforming Lender (a “Performing Lender”) all principal and other payments made by the Company under Section 4 that would have thereafter otherwise been payable under the Credit Documents to the Nonperforming Lender.  The Agent shall credit a portion of such payments to each Performing Lender in an amount equal to the Percentage Interest of such Performing Lender divided by one minus the Percentage Interest of the Nonperforming Lender until the respective portions of the Loan owed to all the Lenders are the same as the Percentage Interests of the Lenders immediately prior to the failure of the Nonperforming Lender to perform its obligations under Section 2.  The foregoing provisions shall be in addition to any other remedies the Agent, the Performing Lenders or the Company may have under law or equity against the Nonperforming Lender as a result of the Delinquent Payment or as a result of its failure to perform its obligations under Section 2.

10.5.                        Sharing of Payments, etc.  Each Lender agrees that (a) if by exercising any right of set-off or counterclaim or otherwise, it shall receive payment of (i) a proportion of the aggregate amount due with respect to its Percentage Interest in the Loan which is greater than (ii) the proportion received by any other Lender in respect of the aggregate amount due with respect to such other Lender’s Percentage Interest in the Loan and (b) if such inequality shall continue for more than 10 days, the Lender receiving such proportionately greater payment shall purchase participations in the Percentage Interests in the Loan held by the other Lenders, and such other adjustments shall be made from time to time (including rescission of such purchases of participations in the event the unequal payment originally received is recovered from such Lender through bankruptcy proceedings or otherwise), as may be required so that all such payments of principal and interest with respect to the Loan held by the Lenders shall be shared by the Lenders pro rata in accordance with their respective Percentage Interests; provided, however, that this Section 10.5 shall not impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of any Obligor other than such Obligor’s Indebtedness with respect to the Loan.  Each Lender that grants a participation in the Credit Obligations to a Credit

Participant shall require as a condition to the granting of such participation that such Credit Participant agree to share payments received in respect of the Credit Obligations as provided in this Section 10.5.  The provisions of this Section 10.5 are for the sole and exclusive benefit of the Lenders and no failure of any Lender to comply with the terms hereof shall be available to any Obligor as a defense to the payment of the Credit Obligations.

10.6.                        Agent’s Resignation.  The Agent may resign at any time by giving at least 60 days’ prior written notice of its intention to do so to each of the Lenders and the Company and upon the appointment by the Required Lenders of a successor Agent reasonably satisfactory to the Company.  If no successor Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Agent’s giving of such notice of resignation, then the retiring Agent may appoint a successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $500,000,000 (so long as no Default exists) with the consent of the Company, which shall not be unreasonably withheld; provided, however, that any successor Agent appointed under this sentence may be removed upon the written request of the Required Lenders, which request shall also appoint a successor Agent (so long as no Default exists) reasonably satisfactory to the Company.  Upon the appointment of a new Agent hereunder, the term “Agent” shall for all purposes of this Agreement thereafter mean such successor.  After any retiring Agent’s resignation hereunder as Agent, or the removal hereunder of any successor Agent, the provisions of this Agreement shall continue to inure to the benefit of such retiring or removed Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

10.7.                        Concerning the Agent.

10.7.1.               Standard of Conduct, etc.  The Agent and its officers, directors, employees and agents shall be under no liability to any of the Lenders or to any future holder of any interest in the Credit Obligations for any action or failure to act taken or suffered in the absence of gross negligence and willful misconduct, and any action or failure to act in accordance with an opinion of its counsel shall conclusively be deemed to be in the absence of gross negligence and willful misconduct.  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, on instructions given to the Agent by the Required Lenders.

10.7.2.               No Implied Duties, etc.  The Agent shall have and may exercise such powers as are specifically delegated to the Agent under this Agreement or any other Credit Document together with all other powers incidental thereto.  The Agent shall have no implied duties to any Person or any obligation to take any action under this Agreement or any other Credit Document except for action specifically provided for in this Agreement or any other Credit Document to be taken by the Agent.

10.7.3.               Validity, etc.  The Agent shall not be responsible to any Lender or any future holder of any interest in the Credit Obligations (a) for the legality, validity, enforceability or effectiveness of this Agreement or any other Credit Document, (b) for any recitals, reports, representations, warranties or statements contained in or made in connection with this Agreement or any other Credit Document, (c) for the existence or value of any assets included in any security for the Credit Obligations, (d) for the effectiveness of any Lien purported to be included in the Credit Security, (e) for the specification or failure to specify any particular assets to be included in the Credit Security, or (f) unless the Agent shall have failed to comply with Section 10.7.1, for the perfection of the security interests in the Credit Security.

10.7.4.               Compliance.  The Agent shall not be obligated to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Credit Document; and in connection with any extension of credit under this Agreement or any other Credit Document, the Agent shall be fully protected in relying on a certificate of the Company as to the fulfillment by the Company of any conditions to such extension of credit.

10.7.5.               Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent under this Agreement or any other Credit Document by or through employees, agents and attorneys-in-fact and shall not be responsible to the Company, any other Obligor or any Lender for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent acting in the absence of gross negligence and willful misconduct.  The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder or under any other Credit Document.

10.7.6.               Reliance on Documents and Counsel.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any affidavit, certificate, cablegram, consent, instrument, letter, notice, order, document, statement, telecopy, telegram, telex or teletype message or writing reasonably believed in good faith by the Agent to be genuine and correct and to have been signed, sent or made by the Person in question, including any telephonic or oral statement made by such Person, and, with respect to legal matters, upon an opinion or the advice of counsel selected by the Agent.

10.7.7.               Agent’s Reimbursement.  Each of the Lenders severally agrees to reimburse the Agent, pro rata in accordance with such Lender’s Percentage Interest, for any reasonable expenses not reimbursed by the Company or the other Obligors (without limiting the obligation of the Company or the other Obligors to make such reimbursement): (a) for which the Agent is entitled to reimbursement by the Company or the other Obligors under this Agreement or any other Credit Document, and (b) after the occurrence and during the continuance of a Default, for any other reasonable expenses incurred by the Agent on the Lenders’ behalf in connection with the enforcement of the Lenders’ rights under this Agreement or any other Credit Document; provided, however, that the Agent shall not be reimbursed for any such expenses arising as a result of its gross negligence or willful misconduct.

10.8.                        Rights as a Lender.  With respect to any credit extended by it hereunder, Renco shall have the same rights, obligations and powers hereunder as any other Lender and may exercise such rights and powers as though it were not the Agent, and unless the context otherwise specifies, Renco shall be treated in its individual capacity as though it were not the Agent hereunder.  Without limiting the generality of the foregoing, the Percentage Interest of

Renco, if any, shall be included in any computations of Percentage Interests.  Renco and its Affiliates may accept deposits from, make Investments in, act as trustee for, and generally engage in any kind of business with, the Company, any of its Subsidiaries or any Affiliate of any of them and any Person who may do business with or own an equity interest in the Company, any of its Subsidiaries or any Affiliate of any of them, all as if Renco were not the Agent and without any duty to account therefor to the other Lenders.

10.9.                        Independent Credit Decision.  Each of the Lenders acknowledges that it has independently and without reliance upon the Agent, based on the financial statements and other documents referred to in Section 7.2, on the other representations and warranties contained herein and on such other information with respect to the Company and its Subsidiaries as such Lender deemed appropriate, made such Lender’s own credit analysis and decision to enter into this Agreement and to make the extensions of credit provided for hereunder.  Each Lender represents to the Agent that such Lender will continue to make its own independent credit and other decisions in taking or not taking action under this Agreement or any other Credit Document.  Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to such Lender, and no act by the Agent taken under this Agreement or any other Credit Document, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent.  Except for notices, reports and other documents expressly required to be furnished to each Lender by the Agent under this Agreement or any other Credit Document, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition, financial or otherwise, or creditworthiness of the Company or any Subsidiary which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.10.                  Indemnification.  The Lenders shall severally indemnify the Agent and its officers, directors, employees, agents, attorneys, accountants, consultants and controlling Persons (to the extent not reimbursed by the Obligors and without limiting the obligation of any of the Obligors to do so), pro rata in accordance with their respective Percentage Interests, from and against any and all liabilities, obligations, damages, penalties, actions, judgments, suits, losses, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Agent or such Persons relating to or arising out of this Agreement, any other Credit Document, the transactions contemplated hereby or thereby, or any action taken or omitted by the Agent in connection with any of the foregoing; provided, however, that the foregoing shall not extend to actions or omissions which are determined in a final, nonappealable judgment by a court of competent jurisdiction to have taken by the Agent with gross negligence or willful misconduct.

10.11.                  Assumption of Agent’s Rights.  Notwithstanding anything herein or in any other Credit Document to the contrary, if at any time no Person constitutes the Agent hereunder or the Agent fails to act upon written directions from the Required Lenders, the Required Lenders shall be entitled to exercise any power, right or privilege granted to the Agent under any Credit Document and in so acting such Lenders shall have the same rights, privileges, indemnities and protections provided to the Agent under the Credit Documents.

11.                                 Successors and Assigns; Lender Assignments and Participations.

11.1.                        Successors and Assigns.  Any reference in this Agreement or any other Credit Document to any of the parties hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Company, the other Obligors, the Lenders or the Agent that are contained in this Agreement or any other Credit Document shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) the Company and its Subsidiaries may not assign their rights or obligations under this Agreement or any other Credit Document except for mergers or liquidations permitted by Section 6.10, and (b) the Lenders shall not be entitled to assign their respective Percentage Interests in the credits extended hereunder or their Commitments except as set forth in this Section 11.

11.2.                        Assignments by Lenders.

11.2.1.               Assignees and Assignment Procedures.  Each Lender may, in compliance with applicable laws in connection with such assignment and in accordance with this Section 11.2.1, assign to one or more Eligible Transferees (each, an “Assignee”) all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents, including all or a portion of its Commitment, the portion of the Loan at the time owing to it and the Note held by it; provided, however, that:

(a)                                  the aggregate amount of the Commitment of the assigning Lender subject to each such assignment to any Assignee other than another Lender, a Related Fund, any Eligible Transferee that acquires all or a substantial portion of the assets of a Lender or an Affiliate of a Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall be not less than $3,000,000 and in increments of $1,000,000 (or, if less, the entire remaining amount of the assigning Lender’s Commitment); and

(b)                                 the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance substantially in the form of Exhibit 11.2.1 (the “Assignment and Acceptance”), together with the Note subject to such assignment and, except in the event of a transfer pursuant to another Lender, a Related Fund, any Eligible Transferee that acquires all or a substantial portion of the assets of a Lender or an Affiliate of a Lender, a processing fee of $3,500 payable to the Agent by the assigning Lender (or as the assigning Lender and the Assignee may otherwise agree between themselves).

Upon acceptance and recording pursuant to Section 11.1.4, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five Business Days after the execution thereof unless waived by the Agent):

(i)                                     the Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement; and

(ii)                                  the assigning Lender shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.4 and 9, as well as to any fees accrued for its account hereunder and not yet paid).

11.2.2.               Terms of Assignment and Acceptance.  By executing and delivering an Assignment and Acceptance, the assigning Lender and the Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a)                                  other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

(b)                                 such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Subsidiaries or the performance or observance by the Company or any of its Subsidiaries of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

(c)                                  such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.4 or 7.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)                                 such Assignee will independently and without reliance upon such assigning Lender, any other Lender or the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)                                  such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and

(f)                                    such Assignee agrees that it will perform in accordance with the terms of this Agreement all the obligations which are required to be performed by it as a Lender.

11.2.3.               Register.  The Agent shall maintain at its principal office (solely for the limited purpose set forth in this Section 11.2.3, as the agent of the Company) a register (the “Register”) for the recordation of (a) the names and addresses of the Lenders (including each Assignee which assumes rights and obligations pursuant to an assignment under Section 11.2.1 and each Replacement Lender which assumes rights and obligations pursuant to an assignment under Section 11.5), (b) the Percentage Interest of each such Lender as set forth in Exhibit 10.1 and (c) the amount of the Loan owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Lenders and the Agent may treat each Person whose name is registered therein for all purposes as a party to this Agreement.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

11.2.4.               Acceptance of Assignment and Assumption.  Upon its receipt of a completed Assignment and Acceptance executed by an assigning Lender and an Assignee (and any necessary consent of the Agent and the Company) together with the processing and recordation fee referred to in Section 11.2.1 and, to the extent necessary, the Note being assigned, the Agent shall (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the Company.  Within five Business Days after receipt of notice, the Company, at its own expense, shall execute and deliver to the Agent (in exchange for the surrendered Note if such Note must be surrendered or reissued as a result of such assignment) a new Note to the order of such Assignee in a principal amount equal to the applicable Commitment and Loan assumed by it pursuant to such Assignment and Acceptance.  If the assigning Lender has retained a Commitment and Loan, its Note shall be deemed to be then outstanding in a principal amount equal to the applicable Commitment and Loan retained by it.

11.2.5.               Federal Reserve Bank.  Notwithstanding the foregoing provisions of this Section 11 (without the consent of or notice to the Agent or the Company), any Lender may at any time pledge all or any portion of such Lender’s rights under this Agreement and the other Credit Documents to a Federal Reserve Bank or, in the case of any Lender that is a fund, to the trustee of such fund to support the fund’s obligations to such trustee; provided, however, that no such pledge or assignment shall release such Lender from such Lender’s obligations hereunder or under any other Credit Document.

11.2.6.               Further Assurances.  The Company and its Subsidiaries shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Credit Documents.

11.3.                        Credit Participants.  Each Lender may, without the consent of the Company or the Agent, in compliance with applicable laws in connection with such participation, sell to one or more commercial banks, other financial institutions or funds in the business of making or purchasing loans similar to the Credit Obligations (each a “Credit Participant”) participations in all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment, the Loan owing to it and the Note held by it); provided, however, that:

(a)                                  such Lender’s obligations under this Agreement shall remain unchanged;

(b)                                 such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c)                                  such Lender shall provide the Company with prompt written notice of the name of the applicable Credit Participant;

(d)                                 such Credit Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 3.4 and 9, but shall not be entitled to receive any greater payment thereunder than the selling Lender would have been entitled to receive with respect to the interest so sold if such interest had not been sold; and

(e)                                  the Company, the other Lenders and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and, under any agreements between such Lender and such Credit Participant, such Lender shall retain the sole right as one of the Lenders to vote (and to determine how to vote) with respect to the enforcement of the obligations of the Obligors relating to the Loan and the approval of any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications, consents or waivers described in clause (b) of the proviso to Section 14.1, with respect to which such Credit Participant may determine how to vote).

The Company agrees, to the fullest extent permitted by applicable law, that any Credit Participant and any Lender purchasing a participation from another Lender pursuant to Section 10.5 may exercise all rights of payment (including the right of set-off), with respect to its participation as fully as if such Credit Participant or such Lender were the direct creditor of the Company and a Lender hereunder in the amount of such participation.

11.4.                        Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified in writing by the Granting Lender to the Agent and the Company from time to time (an “SPV”) the option to provide to the Company all or part of any extension of credit that such Granting Lender would otherwise be obligated to make to the Company pursuant hereto; provided, however, that (a) nothing herein shall constitute a commitment by any SPV to make any extension of credit, (b) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such extension of credit, the Granting Lender shall be obligated to make such extension of credit pursuant to the terms hereof and (c) the Granting Lender shall remain for all purposes the Lender of record under the Credit Documents, including for the purposes of approving amendments, waivers and other modifications of the Credit Documents.  The making of an extension of credit by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent as if such extension of credit had been made by such Granting Lender.  No SPV shall be liable for any indemnity or similar payment obligation under the Credit Documents (all liability for which shall remain with the Granting Lender).  Prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, no party hereto will institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings.  In addition, notwithstanding anything to the contrary contained herein, any SPV may (i) with notice to, but without the prior consent of, the Company and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Credit Obligations to the Granting Lender or to any financial institutions (consented to in writing by the Company and the Agent) providing liquidity or credit support to such SPV to support the funding or maintenance of extensions of credit and (ii) disclose on a confidential basis any non-public information relating to its extensions of credit to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  This Section 11.4 shall survive the termination of this Agreement and may not be amended without the written consent of each SPV to which a grant has been made pursuant to this Section 11.4.

11.5.                        Replacement of Affected Lender.  In the event that any Lender or, to the extent applicable, any Credit Participant (the “Affected Lender”):

(a)                                  fails to perform its obligations to fund any portion of the Loan on the Closing Date when required to do so by the terms of the Credit Documents;

(b)                                 demands payment under the provisions of Section 3.4 in an amount materially in excess of the amounts with respect thereto demanded by the other Lenders; or

(c)                                  refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Percentage Interests under Section 14.1 that is consented to by Lenders owning at least 90% of the Percentage Interests;

then, so long as no Event of Default exists, the Company shall have the right to seek a replacement lender which is reasonably satisfactory to the Agent (the “Replacement Lender”).  The Replacement Lender shall purchase the interests of the Affected Lender in the Loan and its Commitment and shall assume the obligations of the Affected Lender hereunder and under the other Credit Documents upon execution by the Replacement Lender of an Assignment and Acceptance and the tender by it to the Affected Lender of a purchase price agreed between it and the Affected Lender (or, if they are unable to agree, a purchase price in the amount of the Affected Lender’s Percentage Interest in the Loan, or appropriate credit support for contingent amounts included therein, and all other outstanding Credit Obligations then owed to the Affected

Lender).  No processing fee pursuant to Section 11.2.1 shall be required in connection with such assignment.  Upon consummation of such assignment, the Replacement Lender shall become party to this Agreement as a signatory hereto and shall have all the rights and obligations of the Affected Lender under this Agreement and the other Credit Documents with a Percentage Interest equal to the Percentage Interest of the Affected Lender, the Affected Lender shall be released from its obligations hereunder and under the other Credit Documents, and no further consent or action by any party shall be required.  Upon the consummation of such assignment, the Company, the Affected Lender and the Agent shall make appropriate arrangements so that a new Note is issued to the Replacement Lender.  The Company and the other Obligors shall sign such documents and take such other actions reasonably requested by the Replacement Lender to enable it to share in the benefits of the rights created by the Credit Documents.  Until the consummation of an assignment in accordance with the foregoing provisions of this Section 11.5, the Company shall continue to pay to the Affected Lender any Credit Obligations as they become due and payable.

11.6.                        Replacement of Departing Lenders. The Company may, upon not less than 30 days’ prior written notice to each of the Lenders, the Credit Participants and the Agent (collectively, the “Departing Lenders”), request that Renco replace all (but not less than all) of the Departing Lenders.  If (a) the Company makes such request to replace the Departing Lenders and (b) Renco, in its sole and absolute discretion, determines to replace the Departing Lenders, then, within 60 days after delivery by the Company to the Departing Lenders of such notice, Renco shall purchase all (but not less than all) the interests of the Departing Lenders in the Loan, the Commitments and the Discretionary Credits and shall assume all (but not less than all) the obligations of the Departing Lenders hereunder and under the other Credit Documents upon execution by Renco of an Assignment and Acceptance and the tender by it to the Agent for the account of the Departing Lenders of an aggregate purchase price in an amount equal to the Transfer Amount.  No processing fee pursuant to Section 11.2.1 shall be required in connection with such assignment.  Upon consummation of such assignment, Renco shall become party to this Agreement as a signatory hereto and shall have all the rights and obligations of the Departing Lenders under this Agreement and the other Credit Documents with a Percentage Interest of 100%, and the Departing Lenders shall be released from their respective obligations hereunder and under the Credit Documents, and no further consent or action by any party shall be required.  Upon the consummation of such assignment, the Company and Renco shall make appropriate arrangements so that a new Note is issued to Renco.  The Company, the other Obligors, the Departing Lenders and Renco shall, at the cost and expense of the Company, sign, file and record such documents and take such other actions reasonably requested by Renco to enable it to receive the benefits of the rights created by the Credit Documents, including the rights of the Departing Lenders and the Agent in the Credit Security.  Until the consummation of an assignment in accordance with the foregoing provisions of this Section 11.6, the Company shall pay to the Departing Lenders any Credit Obligations as they become due and payable.

12.                                 Confidentiality.  Each Lender will maintain the confidential nature of all non-public information furnished to it by the Company or any of its Subsidiaries in accordance with such Lender’s customary procedures for maintaining the confidential nature of information of this nature; provided, however, that such information may be disclosed:

(a)                                  to any other Lender and to any parent or corporate Affiliate of such Lender or any other Lender; provided, however, that any such Person shall agree to comply with the restrictions set forth in this Section 12 with respect to such information;

(b)                                 pursuant to any statutory or regulatory requirement or any court order, subpoena or other legal process and to any regulatory authority, including state and federal bank and insurance regulators and the National Association of Insurance Commissioners;

(c)                                  to any Credit Participant, proposed Credit Participant or proposed Assignee; provided, however, that any such Person shall agree to comply with the restrictions set forth in this Section 12 with respect to such information;

(d)                                 to its independent counsel, auditors and other professional advisors with an instruction to such Persons to keep such information confidential;

(e)                                  in connection with the enforcement of this Agreement, any other Credit Document or any litigation or other proceeding relating to this Agreement or any other Credit Document; and

(f)                                    with the prior written consent of the Company, to any other Person.

(g)                                 In addition, the Lenders and their respective Affiliates may include references to the Company and its Affiliates, their trade names, trademarks and logos and the credit facility provided hereby in connection with any advertising or marketing undertaken by such Lender or its Affiliates.

13.                                 Notices.  Except as otherwise specified in this Agreement or any other Credit Document, any notice required to be given pursuant to this Agreement or any other Credit Document shall be given in writing.  Any notice, consent, approval, demand or other communication in connection with this Agreement or any other Credit Document shall be deemed to be given if given in writing (including by telecopy) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, unless actual receipt of the notice is required by any Credit Document five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.

If to the Company, to it at its address set forth on the signature page of this Agreement, to the attention of the chief financial officer.

If to the Agent or the Lender, to it at its address set forth on the signature page of this Agreement.

14.                                 Amendments, Consents, Waivers, etc.

14.1.                        Lender Consents for Amendments.  Except as otherwise set forth herein, the Agent may (and upon the written request of the Required Lenders the Agent shall) take or refrain from taking any action under this Agreement or any other Credit Document, including giving its written consent to any modification of or amendment to and waiving in writing compliance with any covenant or condition in this Agreement or any other Credit Document (other than a Financial Hedge Agreement) or any Default or Event of Default, all of which actions shall be binding upon all of the Lenders; provided, however, that:

(a)                                  Except as provided below, without the written consent of the Lenders owning at least a majority of the Percentage Interests (disregarding the Percentage Interest of any Nonperforming Lender so long as such Lender is treated equally with the other Lenders with respect to any actions enumerated below), no written modification of, amendment to, consent with respect to, waiver of compliance with, or waiver of a Default under, any of the Credit Documents (other than a Financial Hedge Agreement) shall be made.

(b)                                 Without the written consent of such Lenders as own 100% of the Percentage Interests (disregarding the Percentage Interest of any Nonperforming Lender so long as such Lender is treated equally with the other Lenders with respect to any actions enumerated below):

(i)                                     [Intentionally Deleted]

(ii)                                  No release of, or subordination of the Lenders’ interests in, all or substantially all of the Credit Security and no release of the Company or any other Obligor shall be made (in any event, without the written consent of the Lenders, the Agent (A) may release particular items of Credit Security or particular Obligors in dispositions permitted by Section 6.10, as modified by amendments thereto approved by the Required Lenders, (B) may release all Credit Security pursuant to Section 15.1 upon payment in full of the Credit Obligations and termination of the Commitments, (C) may subordinate the Lenders’ Liens on the Credit Security to purchase money liens on specific assets permitted by Section 6.7.2 and (D) may, to the extent required by the Congress/CIT Intercreditor Agreement, release particular items of Credit Security that are subject to Liens permitted by Section 6.7.11).

(iii)                               No incurrence or existence of any Lien on all or substantially all of the Credit Security shall be permitted (other than Liens securing the Credit Obligations).

(iv)                              No contractual subordination of the Loans or any other portion of the Credit Obligations to any other Indebtedness shall be permitted.

(v)                                 No alteration shall be made of the Lenders’ rights of set-off contained in Section 8.2.4.

(vi)                              (vi)                              No amendment to or modification of this Section 14.1 or the definition of “Required Lenders” shall be made.

(c)                                  Without the written consent of each Lender that is directly affected thereby (disregarding the Percentage Interest of any Nonperforming Lender so long as such Lender is treated equally with the other Lenders with respect to any actions enumerated below):

(i)                                     No reduction shall be made in (A) the amount of principal of the Loan owing to such Lender, (B) the interest rate on the portion of the Loan owing to such Lender or (C) the fees or other amounts owing to such Lender with respect to the credit facility provided herein (other than amendments and waivers approved by the Required Lenders that modify defined terms used in calculating Consolidated Excess Cash Flow or that waive an increase in the Applicable Rate as a result of an Event of Default).

(ii)                                  No change shall be made in the stated, scheduled time of payment of any portion of the Loan owing to such Lender or interest thereon or fees or other amounts relating to any of the foregoing payable to such Lender and no waiver shall be made of any Default under Section 8.1.1 with respect to such Lender.

(iii)                               No increase shall be made in the amount, or extension of the term, of the stated Commitments of such Lender beyond that provided for under Section 2.

(d)                                 Without the written consent of the Agent, no amendment or modification of any Credit Document shall affect the rights or duties of the Agent under the Credit Documents.

14.2.                        Course of Dealing; No Implied Waivers.  No course of dealing between any Lender or the Agent, on one hand, and the Company or any other Obligor, on the other hand, shall operate as a waiver of any of the Lenders’ or the Agent’s rights under this Agreement or any other Credit Document or with respect to the Credit Obligations.  In particular, no delay or omission on the part of any Lender or the Agent in exercising any right under this Agreement or any other Credit Document or with respect to the Credit Obligations shall operate as a waiver of such right or any other right hereunder or thereunder.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  No waiver, consent or amendment with respect to this Agreement or any other Credit Document shall be binding unless it is in writing and signed by the Agent or the Required Lenders.

15.                                 General Provisions.

15.1.                        Defeasance.  When all Credit Obligations have been paid, performed and reasonably determined by the Agent to have been indefeasibly discharged in full, and if at the time no Lender continues to be committed to extend any credit to the Company hereunder or under any other Credit Document, this Agreement and the other Credit Documents shall terminate and, at the Company’s written request, accompanied by such certificates and other items as the Agent shall reasonably deem necessary, the Credit Security shall revert to the Obligors and the right, title and interest of the Lenders and the Agent therein shall terminate.  Thereupon, on the Obligors’ demand and at their cost and expense, the Agent shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement and the other Credit Documents, and shall redeliver to the Obligors any Credit Security then in its possession; provided, however, that Sections 3.4, 9, 10.7.7, 10.10, 12 and 15 shall survive the termination of this Agreement.

15.2.                        No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other Credit Documents with counsel sophisticated in financing transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Credit Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the other Credit Documents.

15.3.                        Certain Acknowledgments.  The Company acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                                 neither any Lender nor the Agent has any fiduciary relationship with or duty to the Obligors arising out of or in connection with this Agreement or any other Credit Document, and the relationship between the Lenders and the Agent, on one hand, and the Obligors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Obligors and the Lenders.

15.4.                        Venue; Service of Process; Certain Waivers.  Each of the Company, the Lenders and the Agent:

(a)                                  irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Credit Document or the subject matter hereof or thereof;

(b)                                 waives to the extent not prohibited by applicable law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court;

(c)                                  waives personal service of any and all process and consents that all service of process may be made by registered mail, postage prepaid, directed to its address specified in or pursuant to Section 13 and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, registered mail, postage prepaid, or by any other manner provided under the rules of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 13 is reasonably calculated to give actual notice; and

(d)                                 waives to the extent not prohibited by applicable law that cannot be waived any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

15.5.                        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY, THE LENDERS AND THE AGENT WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE CONDUCT OF THE PARTIES HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  The Company acknowledges that it has been informed by the Lenders that the foregoing sentence constitutes a material inducement upon which each of the Lenders has relied and will rely in entering into this Agreement and any other Credit Document.  The Company, any Lender or the Agent may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Company, the Lenders and the Agent to the waiver of their rights to trial by jury.

15.6.                        Interpretation; Governing Law; etc.  Time is (and shall be) of the essence in this Agreement and the other Credit Documents.  All covenants, agreements, representations and warranties made in this Agreement or any other Credit Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been relied on by each Lender, notwithstanding any investigation made by any Lender on its behalf, and shall survive the execution and delivery to the Lenders hereof and thereof.  The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.  This Agreement and other Credit Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements, whether written or oral, with respect to such subject matter.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument.  This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or any other Credit Document or the conduct of the parties hereto, whether now existing or hereafter arising and whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York.

15.7.                        Specified Waivers.

(a)                                  The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.3 of the Existing Credit Agreement based solely upon the failure of the Company and its Subsidiaries to comply in all material respects with the provisions of the following Material Agreements, as required under Section 6.2.4 of the Existing Credit Agreement:

(i)                                     The New Indenture, solely for failure to timely deliver the annual reports for the fiscal year ending October 31, 2002 and October 31, 2003 and the quarterly reports for the fiscal quarters ending January 31, 2003, April 30, 2003, July 31, 2003 and January 31, 2004, as required under Section 4.09(a) of the New Indenture, and for failure to timely deliver the report of the independent accountant required under Section 4.07(b).

(ii)                                  The Congress/CIT Loan and Security Agreement, solely for (i) failure to comply with Section 7.10 (Consolidated Net Worth) from October 29, 2002 through the effective date of Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of April 9, 2004, to the Congress/CIT Loan and Security Agreement; (ii) failure to timely provide the audited financial statements for the fiscal years ending October 31, 2002 and October 31, 2003, as required under Section 7.19(a)(i), and the certificates required under Section 7.19(a)(iv) and (v); and (iii) the Event of Default arising under Section 8.1(d) as a result of the entry of a judgment on January 13, 2003 in the amount of $4,347,014.48 against Fabricated Products, Inc. in the case known as Taracorp Industries, Inc. v. Fabricated Products, Inc. and Midco Industries, Inc., Cause No. 002-00769, Division 19, provided that the waiver granted in this subsection (iii) shall automatically and without further action by the parties hereto be deemed rescinded and terminated upon the earliest to occur of any of the conditions set forth in Section 1(b)(i) through (iii) of the Waiver dated as of March 27, 2003 to this Agreement, between the Company and Renco.

(b)                                 The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.3 of the Existing Credit Agreement based solely upon the failure of the Company to furnish, within 90 days after the end of the fiscal years ending October 31, 2002 and October 31, 2003, the audited financial statements and all reports, statements, certificates, computations, calculations, supplements, management’s discussion and analysis, and any other information required under Section 6.4.1 of the Existing Credit Agreement, provided that this waiver is granted on the condition that (i) the audited financial statements, the reports required under Section 6.4.1(a) of this Agreement, and the management’s discussion and analysis required under Section 6.4.1(i) of this Agreement, all for the fiscal year ending October 31, 2003, are delivered by no later than May 15, 2004; and (ii) the certificate, calculations and computations required under subsections (c), (e) and (h) of Section 6.4.1 of this Agreement, all for the fiscal year ending October 31, 2003, are delivered by no later than 30 days after the date hereof.

(c)                                  The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.3 of the Existing Credit Agreement based solely upon the failure of the Company to furnish, within 45 days after the end of the fiscal quarters ending January 31, 2003, April 30, 2003, July 31, 2003, and January 31, 2004, the financial statements required under Section 6.4.2 of the Existing Credit Agreement, and all certificates, computations, supplements, management’s discussion and analysis, and any other information required under subsections (a), (b), (c), (d), (e), (f), (g) and (h) of Section 6.4.2 of the Existing Credit Agreement, provided that this waiver is granted on the condition that (i) the financial statements and the certificate required under Sections 6.4.2(a) and 6.4.2(b) of this Agreement for the fiscal quarter ending January 31, 2004 are delivered by no later than May 15, 2004; and (ii) the certificate, computations, supplements, management’s discussion and analysis, and other information required under subsections (d), (f), (g) and (h) of Section 6.4.2 of this Agreement, all for the fiscal quarter ending January 31, 2004, are delivered by no later than 30 days after the date hereof.

(d)                                 The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.3 of the Existing Credit Agreement based solely upon the failure of the Company to furnish (i) within 30 days after February 29, 2004, the financial statements and certificate required under Section 6.4.3 of the Existing Credit Agreement, (ii) the certificates required under Section 6.4.3 of the Existing Credit Agreement within 30 days after November 30, 2003, and within 30 days after December 31, 2003, provided that this waiver is granted on the condition that the financial statements and certificate for February 2004 and the certificates for November 2003 and December 2003 are delivered by no later than May 15, 2004.

(e)                                  The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.2 of the Existing Credit Agreement based solely upon the failure of the Company promptly to furnish to the Lenders notice of the entry of a judgment on January 13, 2003 in the amount of $4,347,014.48 against Fabricated Products, Inc. in the case known as Taracorp Industries, Inc. v. Fabricated Products, Inc. and Midco Industries, Inc., Cause No. 002-00769, Division 19, as required under Section 6.4.5 of the Existing Credit Agreement, provided that the waiver granted in this subsection (d) shall automatically and without further action by the parties hereto be deemed rescinded and terminated upon the earliest to occur of any of the conditions set forth in Section 1(b)(i) through (iii) of the Waiver dated as of March 27, 2003 to this Agreement, between the Company and Renco.

(f)                                    The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.3 of the Existing Credit Agreement based solely upon the failure of the Company to furnish to the Lenders, within 150 days after October 31, 2002 and October 31, 2003, the certificates required under Section 6.4.7 of the Existing Credit Agreement, including all information required under Section 6.4.7, provided that this waiver with respect to Section 6.4.7 is granted on the condition that such certificates and all information required under Section 6.4.7 of this Agreement are delivered by no later than May 15, 2004.

(g)                                 The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.2 of the Existing Credit Agreement based solely upon the failure of Consolidated Adjusted Financing Debt to Consolidated EBITDA as of the last day of any fiscal quarter of the Company through the date hereof to be less than or equal to the amount set forth for such period in Section 6.5.1 of the Existing Credit Agreement.

(h)                                 The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.2 of the Existing

Agreement based solely upon the failure, on the last day of any fiscal quarter of the Company through the date hereof, of Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date to Consolidated Interest Expense for such period to be greater than or equal to the amount set forth for such period in Section 6.5.2 of the Existing Credit Agreement.

(i)                                     The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.2 of the Existing Agreement based solely upon the failure, on the last day of any fiscal quarter of the Company through the date hereof, of Consolidated Domestic EBITDA for the period of four consecutive fiscal quarters ending on such date to be greater than or equal to the amount set forth for such period in Section 6.5.3 of the Existing Credit Agreement.

(j)                                     The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.2 of the Existing Agreement based solely upon the failure, on the last day of any fiscal quarter of the Company through the date hereof, of Combined Foreign EBITDA for the period of four consecutive fiscal quarters ending on such date to be greater than or equal to the amount set forth for such period in Section 6.5.4 of the Existing Credit Agreement.

(k)                                  The Agent and each of the Lenders hereby waive any Default or Event of Default which may exist under Section 8.1.2 of the Existing Credit Agreement based solely upon the failure of Consolidated Domestic Net Working Capital as of the last day of any fiscal quarter of the Company through the date hereof to be greater than or equal to the amount set forth for such period in Section 6.5.5 of the Existing Credit Agreement.

15.8.                        Effect of Amendment and Restatement.  Upon the execution and delivery of this Agreement by the parties hereto, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement.  The parties hereto acknowledge and agree that the liens and security interests granted under the Guarantee and Security Agreement, the Pledge Agreement and any other Credit Document (each as defined in the Existing Credit Agreement) are continuing and in full force and effect and, upon the amendment and restatement of the Existing Credit Agreement and the amendment and/or amendment and restatement of the other Credit Documents (as defined in the Existing Credit Agreement) pursuant to the Credit Documents, such liens and security interests secure and continue to secure the payment of the obligations, and that the Notes outstanding under and as defined in the Existing Credit Agreement are upon the execution and delivery of this Agreement by the parties hereto and the execution and delivery of the Notes hereunder, replaced by the Notes issued hereunder.  Furthermore, upon execution of this Agreement, Renco, in its capacity as Agent and Lender hereunder, hereby extends the period under which the waivers it granted under that certain Waiver, dated as of March 27, 2003, between the Company and Renco (as such Waiver has been amended through and including the date hereof, the “Waiver”), are effective to include the period from the date the Waiver was executed through the date hereof.

Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

BORROWER:

THE DOE RUN RESOURCES CORPORATION

By:	/s/ David Chaput
Name: David Chaput
Title: CFO, VP Finance & Treasurer

The Doe Run Resources Corporation
1801 Park 270 Drive
Suite 300
St. Louis, MO 63146
Telecopy: (314) 453-7178

AGENT AND LENDER:

THE RENCO GROUP, INC., as Agent and Lender

By:	/s/ John Binko
Name: John Binko
Title: Vice President

The Renco Group, Inc.
30 Rockefeller Plaza
New York, NY 10112
Telecopy: (212) 541-6197